Exhibit 99.8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Trico Marine Services, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Trico Marine Services, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the risk the Company may not successfully complete a refinancing of its debt, obtain amendments or waivers to financial covenants, and / or the risk the Company may not have adequate liquidity to fund its operations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 11 to the consolidated financial statements, on January 1, 2007, the Company changed the manner in which it accounts for uncertain tax positions in connection with its adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” As discussed in Note 3 and Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments and the manner in which it accounts for noncontrolling interests effective January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K, management has excluded DeepOcean ASA, and its wholly-owned subsidiary CTC Marine Projects Ltd., from its assessment of internal control over financial reporting as of December 31, 2008 because it was acquired by the Company in a purchase business combination during 2008. We have also excluded DeepOcean ASA and CTC Marine Projects Ltd. from our assessment of internal controls over financial reporting as of December 31, 2008. DeepOcean ASA and CTC Marine Projects Ltd are wholly-owned subsidiaries of the Company whose total assets and total revenues represent 72.1% and 55.5%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.

PricewaterhouseCoopers LLP

Houston, Texas

March 11, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s ability to continue as a going concern as discussed in Note 2, the retrospective effects of the change in accounting for certain convertible debt discussed in Note 3 and Note 5, the retrospective change in accounting for the noncontrolling interest discussed in Note 3 and the disclosure of condensed consolidating financial information discussed in Note 20, as to which the date is October 9, 2009.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
	(In thousands, except share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$94,613	$131,463
Restricted cash	3,566	4,747
Accounts receivable, net	165,152	47,253
Prepaid expenses and other current assets	3,375	5,023
Assets held for sale	—	3,786

Total current assets	266,706	192,272

Property and equipment:
Marine vessels	502,417	285,656
Subsea equipment	153,003	—
Construction-in-progress	260,069	255,749
Transportation and other	4,902	3,691

	920,391	545,096
Less accumulated depreciation and amortization	(115,981)	(71,482)

Net property and equipment, net	804,410	473,614

Intangible assets	106,983	—
Other assets, including restricted cash of $3.8 million at December 31, 2007	24,637	14,561

Total assets	$1,202,736	$680,447

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$82,982	$3,258
Accounts payable	53,872	15,480
Accrued expenses	85,656	25,404
Accrued interest	10,383	2,152
Foreign taxes payable	4,000	4,627
Income taxes payable	18,133	1,347

Total current liabilities	255,026	52,268

Long-term debt	687,098	116,087
Long-term derivative	1,119	—
Foreign taxes payable	47,508	64,777
Deferred income taxes	5,104	—
Other liabilities	6,001	4,312

Total liabilities	1,001,856	237,444

Commitments and contingencies (See Note 17)	—	—
Stockholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized and 16,199,980 and 15,013,076 shares issued at December 31, 2008 and 2007, respectively	160	150
Warrants	1,640	2,277
Additional paid-in capital	316,694	287,796
Retained earnings	25,197	138,852
Accumulated other comprehensive income (loss), net of tax	(202,681)	18,654
Phantom stock	55,588	—
Treasury stock, at cost, 570,207 shares at December 31, 2008 and 2007, respectively	(17,604)	(17,604)

Total Trico Marine Services, Inc. stockholders’ equity	178,994	430,125

Noncontrolling interest	21,886	12,878

Total equity	200,880	443,003

Total liabilities and equity	$1,202,736	$680,447

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except share amounts)

Revenues	$556,131	$256,108	$248,717
Operating expenses:
Direct operating expenses	383,894	127,128	106,981
General and administrative	68,185	40,760	27,102
Depreciation and amortization	61,432	24,371	24,998
Impairments	172,840	116	2,580
Gain on sales of assets	(2,675)	(2,897)	(1,334)

Total operating expenses	683,676	189,478	160,327

Operating income (loss)	(127,545)	66,630	88,390
Interest expense, net of amounts capitalized	(35,836)	(7,568)	(1,286)
Interest income	9,875	14,132	4,198
Unrealized gain on mark-to-market of embedded derivative	52,653	—	—
Gain on conversion of debt	9,008	—	—
Other expense, net	(1,597)	(3,646)	(840)

Income (loss) before income taxes	(93,442)	69,548	90,462
Income tax expense	13,422	11,808	33,723

Net income (loss)	(106,864)	57,740	56,739
Less: Net (income) loss attributable to the noncontrolling interest	(6,791)	2,432	1,985

Net income (loss) attributable to Trico Marine Services, Inc.	$(113,655)	$60,172	$58,724

Earnings (loss) per common share:
Basic	$(7.71)	$4.13	$4.01

Diluted	$(7.71)	$3.98	$3.86

Weighted average shares outstanding:
Basic	14,744	14,558	14,628
Diluted	14,744	15,137	15,206

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(106,864)	$57,740	$56,739
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	61,432	24,371	24,998
Amortization of non-cash deferred revenues	(345)	(910)	(4,322)
Amortization of deferred financing costs	3,671	—	—
Accretion of debt discount	10,549	4,506	—
Deferred income taxes	(14,928)	(1,551)	29,856
Impairments	172,840	116	2,580
Change in fair value of embedded derivative	(52,653)	—	—
Gain on conversion of 6.5% debentures	(9,008)	—	—
Cash paid for make-whole premium related to conversion of 6.5% debentures	(6,255)	—	—
Gain on sales of assets	(2,675)	(2,897)	(1,334)
Provision on doubtful accounts	1,364	78	1,234
Stock based compensation	3,834	3,247	2,024
Change in operating assets and liabilities:
Accounts receivable	(16,597)	15,177	(15,522)
Prepaid expenses and other current assets	25,854	(848)	(384)
Accounts payable and accrued expenses	3,426	12,247	8,114
Foreign taxes payable	(16,930)	5,829	—
Income taxes payable	17,865	(945)	824
Other, net	5,358	(3,684)	(3,076)

Net cash provided by operating activities	79,938	112,476	101,731

Cash flows from investing activities:
Acquisition of Active Subsea, net of acquired cash	—	(220,443)	—
Acquisition of DeepOcean, net of acquired cash	(506,093)	—	—
Purchases of property and equipment	(107,478)	(26,063)	(19,472)
Proceeds from sales of assets	7,110	4,649	3,402
Purchases of available-for-sale securities	—	(184,815)	(2,475)
Sale of available-for-sale securities	—	187,290	—
Sale of hedge instrument	8,150	—	—
Decrease (increase) in restricted cash	5,434	4,113	(4,682)

Net cash used in investing activities	(592,877)	(235,269)	(23,227)

Cash flows from financing activities:
Purchases of treasury stock	—	(17,604)	—
Net proceeds from exercises of warrants and options	11,962	2,027	994
Proceeds from issuance of senior convertible debentures	300,000	150,000	—
Proceeds (Repayments) from debt	203,764	742	(38,163)
Contribution from noncontrolling interest	3,519	—	20,910
Debt issuance costs	(16,649)	(4,804)	(2)

Net cash provided by (used in) financing activities	502,596	130,361	(16,261)

Effect of exchange rate changes on cash and cash equivalents	(26,507)	9,722	712
Net increase (decrease) in cash and cash equivalents	(36,850)	17,290	62,955
Cash and cash equivalents at beginning of year	131,463	114,173	51,218

Cash and cash equivalents at end of year	$94,613	$131,463	$114,173

Supplemental information:
Income taxes paid	$7,627	$1,854	$3,451
Interest paid, net of amounts capitalized	39,135	2,498	1,654
Noncash investing and financing activities-interest capitalized	18,778	1,382	300

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Trico Marine Services, Inc. Stockholders’ Equity
									Accumulated
									Other
	Common		Warrant—		Warrant—		Additional		Comprehensive	Phantom		Treasury		Non-
	Stock		Series A		Series B		Paid — In	Retained	Income	Stock		Stock		Controlling	Total
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Capital	Earnings	(Loss)	Shares	Dollars	Shares	Dollars	Interest	Equity
	(In thousands)

Balance, December 31, 2005	14,638,103	$146	496,579	$1,649	497,438	$634	$208,143	$20,100	$(8,240)	—	$—	—	$—	$—	$222,432
Stock-based compensation	89,650	1	—	—	—	—	2,024	—	—	—	—	—	—	—	2,025
Stock options exercised	88,085	1	—	—	—	—	968	—	—	—	—	—	—	—	969
Exercise of warrants for common stock	1,131	—	(960)	(3)	(171)	—	26	—	—	—	—	—	—	—	23
Tax benefit from the utilization of fresh — start NOL	—	—	—	—	—	—	16,442	—	—	—	—	—	—	—	16,442
Gain related to the sale of interest in EMSL	—	—	—	—	—	—	3,615	—	—	—	—	—	—	—	3,615
Noncontrolling interest capital contribution	—	—	—	—	—	—	—	—	—	—	—	—	—	17,295	17,295
Comprehensive income:
Foreign currency translation	—	—	—	—	—	—	—	—	8,816	—	—	—	—	—	8,816
Net income (loss)	—	—	—	—	—	—	—	58,724	—	—	—	—	—	(1,985)	56,739
Total comprehensive income										—	—	—	—	—	65,555
Adjustment to adopt SFAS No. 158, net of tax of $0.3 million	—	—	—	—	—	—	—	—	(708)	—	—	—	—	—	(708)

Balance, December 31, 2006	14,816,969	$148	495,619	$1,646	497,267	$634	$231,218	$78,824	$(132)	—	$—	—	$—	$15,310	$327,648
Cumulative-effect adjustment for the adoption of FIN 48	—	—	—	—	—	—	—	(144)	—	—	—	—	—	—	(144)
Conversion option of 3% Senior Convertible Debentures	—	—	—	—	—	—	44,212	—	—	—	—	—	—	—	44,212
Stock-based compensation	—	—	—	—	—	—	3,247	—	—	—	—	—	—	—	3,247
Stock options exercised	147,999	2	—	—	—	—	1,985	—	—	—	—	—	—	—	1,987
Exercise of warrants for common stock	1,696	—	(417)	(1)	(1,279)	(2)	43	—	—	—	—	—	—	—	40
Restricted stock activity	46,412	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tax benefit from the utilization of fresh — start NOL	—	—	—	—	—	—	7,091	—	—	—	—	—	—	—	7,091
Share repurchase	—	—	—	—	—	—	—	—		—	—	(570,207)	(17,604)	—	(17,604)
Comprehensive income:
Unrecognized pension costs, net of tax of $127	—	—	—	—	—	—	—	—	(207)	—	—	—	—	—	(207)
Foreign currency translation	—	—	—	—	—	—	—	—	18,993	—	—	—	—	—	18,993
Net income (loss)	—	—	—	—	—	—	—	60,172	—	—	—	—	—	(2,432)	57,740
Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	76,526

Balance, December 31, 2007	15,013,076	$150	495,202	$1,645	495,988	$632	$287,796	$138,852	$18,654	—	$—	(570,207)	$(17,604)	$12,878	$443,003
Stock-based compensation	—	—	—	—	—	—	3,834	—	—	—	—	—	—	—	3,834
Stock options exercised	8,000	—	—	—	—	—	88	—	—	—	—	—	—	—	88
Exercise of warrants for common stock	472,875	5	(1,128)	(5)	(471,747)	(597)	12,246	—	—	—	—	—	—	—	11,649
Expiration of warrants	—	—	—	—	(24,241)	(35)	35	—	—	—	—	—	—	—	—
Restricted stock activity	161,745	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tax benefit from the utilization of fresh — start NOL	—	—	—	—	—	—	10,355	—	—	—	—	—	—	—	10,355
Phantom stock issued	—	—	—	—	—	—	—	—		1,581,902	55,588	—	—	—	55,588
Conversion on 6.5% debentures	544,284	5	—	—	—	—	2,340	—	—	—	—	—	—	—	2,345
Noncontrolling interest capital contribution	—	—	—	—	—	—	—	—	—	—	—	—	—	3,519	3,519
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	(244)	(244)
Other noncontrolling interest adjustments														(824)	(824)
Comprehensive loss:
Unrecognized pension benefit, net of tax of $527	—	—	—	—	—	—	—	—	938	—	—	—	—	—	938
Foreign currency translation	—	—	—	—	—	—	—	—	(222,273)	—	—	—	—	(234)	(222,507)
Net income (loss)	—	—	—	—	—	—	—	(113,655)	—	—	—	—	—	6,791	(106,864)
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(328,433)

Balance, December 31, 2008	16,199,980	$160	494,074	$1,640	—	$—	$316,694	$25,197	$(202,681)	1,581,902	$55,588	(570,207)	$(17,604)	$21,886	$200,880

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company

Trico Marine Services, Inc. (the “Company”) is an integrated provider of subsea and marine support vessels and services, including subsea trenching and protection services, that was formed as a Delaware holding company in 1993. The Company maintains a global presence with operations primarily in international markets including the North Sea, West Africa, Mexico, the Mediterranean, Brazil and Southeast Asia / China as well as its domestic presence in the U.S. Gulf of Mexico (“Gulf of Mexico”).

In May 2008, the Company expanded its presence in the subsea services market by acquiring DeepOcean ASA (“DeepOcean”). DeepOcean provides subsea services, including inspection, maintenance and repair (“IMR”), survey and light construction support, subsea intervention and decommissioning. CTC Marine Projects LTD (“CTC Marine”), a wholly-owned subsidiary of DeepOcean, provides marine trenching, sea floor cable laying and subsea installation services. DeepOcean and CTC Marine operate a well equipped combined fleet of 15 vessels utilizing modern remotely operated vehicles (“ROVs”) and subsea trenching and protection, survey and cable laying equipment.

The Company operates internationally through a number of foreign subsidiaries, including DeepOcean AS, through which it manages the Subsea Services segment, CTC Marine Projects LTD, through which it manages the Subsea Trenching and Protection segment, and Trico Shipping AS, which owns vessels based primarily in the North Sea. In addition to international operations, domestic subsidiaries include Trico Marine Assets, Inc., which owns the majority of our towing and supply vessels operating in the Gulf of Mexico and other international regions excluding the North Sea, and Trico Marine Operators, Inc., which operates all vessels in the Gulf of Mexico. The Company’s principal customers are major oil and natural gas exploration, development and production companies and foreign government-owned or controlled organizations and telecommunications companies. Due to the acquisition, the Company now operates utilizing three operating segments: (1) Subsea Services; (2) Subsea Trenching and Protection; and (3) Towing and Supply. Prior year amounts have been restated to reflect this change in the Company’s operating segments.

In November 2007, the Company acquired all of the outstanding equity interests of Active Subsea ASA, a Norwegian public limited liability company (“Active Subsea”). Active Subsea has eight multi-purpose service vessels (“MPSVs”) currently under construction and scheduled for delivery in 2009, 2010 and 2011. These vessels are designed to support subsea services, including performing inspection, maintenance and repair work using ROVs, dive and seismic support and light construction activities.

As of December 31, 2008, the Company’s fleet, together with vessels held in joint ventures, consisted of 77 vessels, including seven subsea platform supply vessels (“SPSVs”), 10 multi-purpose service vessels (“MSVs”), seven large-capacity platform supply vessels (“PSVs”), six large anchor handling towing and supply vessels (“AHTSs”), 38 offshore supply vessels (“OSVs”), three crew boats (“Crew / Line Handlers”), five trenching vessels and one line handling (utility) vessel. Additionally, the Company has nine vessels on order for delivery in 2009, 2010 and 2011, including the eight MPSVs from the Active Subsea acquisition.

2.	Risks and Uncertainties

Seasonality early in 2009, lower utilization due to planned vessel mobilizations for longer term projects commencing mid-year in the Company’s subsea services segments, deteriorating rates and utilization in the Company’s towing and supply segment and the further weakening of the U.S. dollar relative to the Norwegian kroner during the second quarter of 2009, which resulted in additional cash payments required to bring our $200 million revolving credit facility within its contractual credit limit resulted in lower than expected operating results. As a result, the Company’s liquidity outlook changed during 2009. The Company expects increased activity in its subsea services segments and operating results in such segment to remain constant for the third quarter; however, it has revised its future operating results forecast for the remainder of 2009 to reflect the lower outlook for the Company’s towing and supply business.

As a result of these events, the Company believes that its forecasted cash and available credit capacity are not sufficient to meet its commitments as they come due over the next twelve months and that it will not be able to remain in compliance with its debt covenants unless it is able to successfully refinance certain debt. If the Company is unable to successfully refinance certain debt, it would not be able to remain in compliance with its debt covenants unless it could extend existing amortization requirements, sell assets, access cash in certain of its subsidiaries, obtain waivers or amendments from its lenders, and effectively manage our working capital. If the Company is unable to complete these actions, it will be in default under its credit agreements, which in turn, would constitute an event of default under all of its outstanding debt agreements. If this were to occur, all of the Company’s outstanding debt would become callable by its creditors and would be reclassified as a current liability on its balance sheet. The Company’s inability to repay the outstanding debt, if it were to become current or if it were called by its creditors would have a material adverse effect on the Company and raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustment related to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from this uncertainty.

Trico Shipping AS is pursing an offering of high-yield notes for purposes of refinancing all of the outstanding indebtedness of the Trico Supply Group (Trico Supply AS, and its subsidiaries, including Trico Shipping AS, DeepOcean AS and CTC Marine Projects, Ltd.), a substantial portion of which matures during the first half of 2010. In addition, the Company is continuing to pursue refinancing of DeepOcean’s NOK 350 million revolving credit facility, NOK 230 million revolving credit facility, NOK 150 million additional term loan and NOK 200 million overdraft facility. There can be no assurance that the Company will be able to consummate the offering of high-yield notes or otherwise refinance the debt of the Trico Supply Group, that lenders will be willing to waive or amend covenants, or that its other plans can be affected on a timely basis, on satisfactory terms or maintained once initiated. Even if the Company is able to refinance the debt of the Trico Supply Group and obtain waivers for any future covenant violations, its obligations and the obligations of the Trico Supply Group will still pose significant restrictions on the Company and The Trico Supply Group which may include a higher cost of debt, significant amortization payments, or liens on a substantial portion of assets, all of which could severely limit its ability to implement plans which would negatively impact future operations.

As an international integrated provider of subsea and marine support vessels and services to the energy and telecommunications industries, the Company’s revenue, profitability, cash flows and future rate of growth are substantially dependent on its ability to (1) secure profitable contracts through a balance of spot exposure and term contracts, (2) increase its vessel utilization and maximize its service spreads, (3) deploy its vessels to the most profitable markets, and (4) invest in a technologically advanced subsea fleet. Consistent with the Company’s strategy, it is in the process of constructing or converting several purpose-specific vessels for customers under long-term contracts. The Company’s inability to execute its plan or the failure to successfully complete construction or conversion of new vessels on schedule could adversely affect its financial position, results of operations and cash flows.

The Company’s revenues are primarily generated from entities operating in the oil and gas industry in the North Sea, the Gulf of Mexico, West Africa, Brazil, and Southeast Asia / China. The Company’s international operations are subject to a number of risks inherent to international operations including exchange rate fluctuations, unanticipated assessments from tax or regulatory authorities, and changes in laws or regulations. In addition, because of the Company’s structure, it may not be able to repatriate funds from its Norwegian subsidiaries without adverse tax or debt compliance consequences. These factors could have a material adverse affect on the Company’s financial position, results of operations and cash flows.

Because the Company’s revenues are generated primarily from customers who have similar economic interests, its operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to the energy industry. Changes in the level of operating and capital spending in the industry, decreases in oil and gas prices, or industry perceptions about future oil and gas prices could materially decrease the demand for the Company’s services, adversely affecting its financial position, results of operations and cash flows.

The Company’s operations, particularly in the North Sea, West Africa, Mexico, and Brazil, depend on the continuing business of a limited number of key customers and some of its long-term contracts contain early termination options in favor of its customers. If any of these customers terminate their contracts with the Company, fail to renew an existing contract, refuse to award new contracts to it or choose to exercise their termination rights, the Company’s financial position, results of operations and cash flows could be adversely affected.

The Company’s certificate of incorporation effectively requires that it remain Jones Act eligible, and it must comply with the Jones Act to engage in coastwise trade in the Gulf of Mexico. The Jones Act provides, among other things, that non-U.S. citizens may neither exercise control over more than 25% of the voting power in the corporation nor occupy seats that constitute more than a minority of a Board quorum. The Company expects decommissioning and deep water projects in the Gulf of Mexico to comprise an important part of its subsea strategy, which will require continued compliance with the Jones Act. Any action that risks its status under the Jones Act could have a material adverse effect on its business, financial position, results of operations and cash flows.

The Company is highly leveraged and its debt imposes significant restrictions on it and increases its vulnerability to adverse economic and industry conditions, and could limit its ability to obtain the additional financing required to successfully operate its business. The Company’s inability to satisfy any of the obligations under its debt agreements would constitute an event of default. Under certain of the Company’s debt agreements, an event of default will be deemed to have occurred if there is a change of control of the Company or certain of its subsidiaries or if a material adverse change or a fundamental change occurs in regards to the financial position of the applicable borrowing entity within the Company. Also, certain of the Company’s debt agreements contain a material adverse change/effect provision that is determined in the reasonable opinion of the respective lender, which is outside of the control of the Company. Under cross-default provisions in several agreements governing its indebtedness, a default or acceleration of one debt agreement will result in the default and acceleration of its other debt agreements and under its Master Charter lease agreement (See Operating Leases in Note 17 Commitments and Contingencies). A default, whether by the Company or any of its subsidiaries, could result in all or a portion of its outstanding debt becoming immediately due and payable and would provide certain other remedies to the counterparty to the Master Charter. If this were to occur, the Company might not be able to obtain waivers or secure alternative financing to satisfy all of its obligations simultaneously. Given current market conditions, the Company’s ability to access the capital markets or to consummate planned asset sales may be restricted at a time when it would like or need to raise additional capital. In addition, the current economic conditions could also impact its lenders, customers and vendors and may cause them to fail to meet their obligations to it with little or no warning. These events could have a material adverse effect on the Company’s business, financial position, results of operations, cash flows and ability to satisfy the obligations under its debt agreements. (Also see Note 5 Long Term Debt.)

Although it is not currently economical to do so, the holders of the Company’s 6.5% Convertible Debentures have the right to convert their debentures into its common stock and receive a make whole interest payment from it. In addition, these Debentures also provide the holders with the right to require it to repurchase the Debentures on specified dates or upon the occurrence of a fundamental change in the Company’s business, which is defined as the occurrence of any of the following:

(a) the consummation of any transaction that is disclosed in a Schedule 13D (or successor form) by any “person” and the result of which is that such “person” has become the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body); or

(b) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(c) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(d) the consolidation or merger of the Company with or into any other Person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(i) any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person (or any parent thereof) immediately after giving effect to such transaction; or

(ii) any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity.

(e) the termination of trading of the Common Stock, which will be deemed to have occurred if the Common Stock or other common equity interests into which the Debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common equity interests are so listed or approved for listing in the United States.

However, a Fundamental Change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Fundamental Change under clauses (a) or (d) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange or approved for listing on any United States system on automated dissemination of quotations of securities prices, and, as a result of the transaction or transactions, the Debentures become convertible into such common stock, depositary receipts or other certificates representing common equity interests. Such conversions could significantly impact liquidity, and it may not have sufficient funds to make the required cash payments should a majority of the holders convert. The Company’s failure to convert or pay the make whole interest payment under the terms of the Debentures would constitute an event of default, which in turn, could constitute an event of default under all of its outstanding debt agreements.

3.	Summary of Significant Accounting Policies

Consolidation Policy.  The consolidated financial statements of the Company include the accounts of those subsidiaries where the Company directly or indirectly has more than 50% of the ownership rights and/or for which the right to participate in significant management decisions is not shared with the other shareholders. At December 31, 2008, the Company held a 49% equity interest in Eastern Marine Services Limited (“EMSL”), a Hong Kong limited liability company that develops and provides international marine support services for the oil and gas industry in China, other countries within Southeast Asia and Australia. Prior to 2008, the Company consolidated a 49% variable interest in a Mexican subsidiary, Naviera Mexicana de Servicios, S. de R.L de CV (“NAMESE”) and effective January 1, 2008 the Company owned 100%. See Note 16 for further discussion. The noncontrolling interests of the above mentioned subsidiaries are included in the Consolidated Balance Sheets and Statements of Income as “Noncontrolling interest”.

All significant intercompany balances and transactions have been eliminated in consolidation. For comparative purposes, certain prior year amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net income, stockholders’ equity or operating cash flows.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and those differences could be material.

Revenue Recognition.  The Company earns and recognizes revenues primarily from the time and bareboat chartering of vessels to customers based upon daily rates of hire and by providing other subsea services. A time charter is a lease arrangement under which the Company provides a vessel to a customer and the Company is responsible for all crewing, insurance and other operating expenses. In a bareboat charter, the Company provides only the vessel to the customer, and the customer assumes responsibility to provide for all of the vessel’s operating expenses and generally assumes all risk of operation. Vessel charters may range from several days to several years. Other vessel income is generally related to billings for fuel, bunks, meals and other services provided to customers.

Other subsea service revenue, primarily derived from the hiring of equipment and operators to provide subsea services to its customers, consists primarily of revenue from billings that provide for a specific time for operators, material and equipment charges, which accrue daily and are billed periodically for the delivery of Subsea Services over a contractual term. Service revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable and collection of resulting receivables is reasonably assured.

In addition, revenue for certain subsea contracts related to trenching of subsea pipelines, flowlines and cables and installation of subsea cables (umbilicals, ISUs, power and telecommunications) and flexible flowlines is recognized based on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, measured by the percentage of costs incurred to date to estimated total costs for each contract. Cost estimates are reviewed monthly as the work progresses and adjustments proportionate to the percentage-of-completion are reflected in revenue for the period when such estimates are revised. Claims for extra work or changes in scope of work are included in revenue when the amount can be reliably estimated and collection is probable. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

Cash and Cash Equivalents.  All investments with original maturity dates of three months or less are considered to be cash equivalents.

Restricted Cash.  The Company segregates restricted cash due to legal or other restrictions regarding its use. At December 31, 2008 and 2007, the total restricted cash balance of $3.6 million and $8.6 million, respectively, is primarily related to the following:

•	Cash of $2.7 million and $1.2 million at December 31, 2008 and 2007, respectively, under Norwegian statutory rules which requires a subsidiary to segregate cash that will be used to pay tax withholdings in future periods;

•	Cash of $0.9 million at December 31, 2008, held for guaranteed deposits on certain vessels and as collateral for a surety bond;

•	Cash of $3.8 million at December 31, 2007, held in escrow for outstanding letters of credit following the Company’s retirement of a $50 million secured revolving credit facility upon emergence from bankruptcy in 2004, released in 2008 as prescribed by the agreement; and

•	Cash of $3.6 million, at December 31, 2007, held in escrow until the second closing of EMSL which occurred on January 1, 2008, at which time the Company transferred the remaining four vessels to EMSL (See Note 16 for further discussion).

Accounts Receivable.  In the normal course of business, the Company extends credit to its customers on a short-term basis, generally 60 days or less. The Company’s principal customers are major integrated oil companies and large independent oil and gas companies as well as foreign government-owned or controlled companies that provide logistics, construction and other services to such oil companies and foreign government organizations. Although credit risks associated with the Company’s customers are considered minimal, the Company routinely reviews its accounts receivable balances and makes provisions for doubtful accounts as necessary. The Company estimates its allowance for doubtful accounts based on historical collection trends, type of customer, the age of outstanding receivables and any specific customer collection issues that it has identified. At December 31, 2008 and 2007, allowance for doubtful accounts totaled $2.3 million and $1.3 million, respectively.

The Company is exposed to risks related to the Company’s insurance and reinsurance contracts with various insurance entities. The reinsurance recoverable amount can vary depending on the size of a loss. The exact amount of the reinsurance recoverable is not known until all losses are settled. The Company records the reinsurance recoverable amount when the claim has been communicated to the insurance provider, accepted in writing by the insurance provider as a valid claim and the Company believes it is probable amounts will be received. The Company monitors its reinsurance recoverable balances regularly for possible reinsurance exposure and makes adequate provisions as necessary for doubtful reinsurance receivables.

Goodwill and Intangible Assets.

Goodwill

The Company’s goodwill represents the purchase price in excess of the net amounts assigned to assets acquired and liabilities assumed by the Company in connection with the May 16, 2008 acquisition of DeepOcean (see Note 4 for further discussion). The Company’s reporting units follow its operating segments under SFAS 131 and goodwill has been recorded related to the acquisition in two reporting units — (1) Subsea Services and (2) Subsea Trenching and Protection.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, “Business Combinations.” The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

At December 31, 2008, the measurement date, the Company performed the first step of the two-step impairment test proscribed by SFAS No. 142, and compared the fair value of the reporting units to its carrying value. In assessing the fair value of the reporting unit, the Company used a market approach that incorporated the Company Specific Stock Price method and the Guideline Public Company method, each receiving a 50% weighting. Due to current market conditions, the Company concluded that the market approach would be most appropriate in arriving at the fair value of the reporting units. Key assumptions included the Company’s publicly traded stock price, using a 30-day average price of $3.98 per share, an implied control premium of 9%, and a fair value of debt based primarily on the price for the Company’s publicly traded debentures. In step one of the impairment test, the fair value of both the Subsea Services and Subsea Trenching and Protection reporting units were less than the carrying value of the net assets of the respective reporting units, and thus the Company performed step two of the impairment test.

In step two of the impairment test, the Company determined the implied fair value of goodwill and compared it to the carrying value of the goodwill for each reporting unit. The Company allocated the fair value of the reporting units to all of the assets and liabilities of the respective units as if the reporting unit had been acquired in a business combination. The Company’s step two analysis resulted in no implied fair value of goodwill for either reporting unit, and therefore, the Company recognized an impairment charge of $169.7 million in the fourth quarter of 2008, representing a write-off of the entire amount of the Company’s previously recorded goodwill. This impairment is based on a combination of factors including the current global economic environment, higher costs of equity and debt capital and the decline in market capitalization of the Company and comparable subsea services companies.

		Subsea
	Subsea	Trenching and
	Services	Protection	Total
	(in thousands)

Balance at December 31, 2007	$—	$—	$—
Acquisition	181,087	52,965	234,052
Impairment	(130,181)	(39,545)	(169,726)
Foreign currency translation adjustment	(50,906)	(13,420)	(64,326)

Balance at December 31, 2008	$—	$—	$—

Intangible Assets

Intangible assets consist primarily of trade names and customer relationships, all of which was acquired in connection with the DeepOcean acquisition.

The Company classified trade names as indefinite lived assets. Under SFAS No. 142, indefinite lived assets are not amortized but instead are reviewed for impairment annually and more frequently if events or circumstances indicate that the asset may be impaired. At December 31, 2008, the Company performed an impairment analysis of its trade name assets utilizing a form of the income approach known as the relief-from-royalty method. As a result of this assessment, the Company recognized an impairment during 2008 of $3.1 million on trade name assets. As of December 31, 2008, the Company had $26.4 million of trade names on its Consolidated Balance Sheet, which is included in “Intangible assets.”

SFAS No. 142 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairments in accordance with SFAS No. 144. The following table provides information relating to the Company’s intangible assets subject to amortization as of December 31, 2008 (in thousands):

		Customer
	Backlog	Relationships

Balance at December 31, 2007	$—	$—
Intangible assets acquired in connection with DeepOcean acquisition	2,991	118,057
Amortization	(2,526)	(5,040)
Foreign currency translation adjustment	(465)	(32,459)

Balance at December 31, 2008	$—	$80,558

The intangible assets subject to amortization are amortized using the straight-line method over estimated useful lives of 11 to 13 years for the customer relationships. Amortization expense was $7.6 million for the year ended December 31, 2008 and the estimated amortization expense for each of the next five years beginning 2009 is $6.8 million per year.

In connection with completing step two of the Company’s goodwill impairment analysis in the fourth quarter of 2008, the Company assessed the fair values of its customer relationships in accordance with SFAS No. 144 and concluded there was no impairment.

Accounting for Long-Lived Assets.  Long-lived assets are recorded at the original cost and reduced by the amount of depreciation and impairments, if any. In addition to the original cost of the asset, the recorded value is impacted by a number of policy elections, including the estimation of useful lives and residual values.

Depreciation for equipment commences once the asset is placed in service and depreciation for buildings and leasehold improvements commences once they are ready for their intended use. Depreciable lives and salvage values are determined through economic analysis, reviewing existing fleet plans and comparison to similar vessels. Depreciation for financial statement purposes is provided on the straight-line method depending on the type of vessel. Residual values are estimated based on our historical experience with regards to the sale of both vessels and spare parts and are established in conjunction with the estimated useful lives of the vessel. Marine vessels are depreciated over useful lives ranging from 15 to 35 years from the date of original acquisition, based on historical experience for the particular vessel type. Major modifications, which extend the useful life of marine vessels, are capitalized and amortized over the adjusted remaining useful life of the vessel. Transportation and other equipment are depreciated over a useful life of five to 15 years. Depreciation expense was $53.9 million, $24.4 million and $25.0 million for the years ended December 31, 2008, 2007 and 2006.

When assets are retired or disposed, the cost and accumulated depreciation thereon are removed, and any resultant gains or losses are recognized in current operations. The Company utilizes judgment in (i) determining whether an expenditure is a maintenance expense or a capital asset; (ii) determining the estimated useful lives of assets; (iii) determining the residual values to be assigned to assets; and (iv) determining if or when an asset has been impaired.

Interest is capitalized in connection with the construction or major modification of vessels. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life, once it is placed into operation. The Company capitalized interest of $18.8 million and $1.4 million at December 31, 2008 and 2007, respectively.

Impairment of Long-Lived Assets.  The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

In connection with completing step two of the Company’s goodwill impairment analysis in the fourth quarter of 2008, as further discussed in Goodwill and Other Intangible Assets above, the Company also assessed the current fair values of its other significant assets including marine vessels and other marine equipment, concluding that no impairment existed at December 31, 2008. If market conditions were to decline in market areas in which the Company operates, it could require the Company to evaluate the recoverability of its long-lived assets in future periods, which may result in write-offs or write-downs on its vessels that may be material individually or in the aggregate. The Company recognized a $0.1 million and $2.6 million impairment for the year ended December 31, 2007 and 2006, respectively, related to vessels.

Marine Vessel Spare Parts.  Marine vessel spare parts are stated at the lower of average cost or market and are included in “Other assets” in the Consolidated Balance Sheet.

Marine Inspection Costs.  Marine inspection costs are expensed in the period incurred. Non-regulatory drydocking expenditures are either capitalized as major modifications or expensed, depending on the work being performed. Total marine inspection and drydocking cost totaled $17.6 million, $16.9 million and $20.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred Financing Costs.  Deferred financing costs include costs associated with the issuance of debt and are amortized using the effective-interest rate method of amortization over the expected life of the related debt agreement or on a straight-line basis over the expected life of the related debt agreement if the straight-line method approximates the effective-interest rate method of amortization.

Income Taxes.  Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax bases of assets and liabilities and carryforward items. The Company provides valuation allowances against net deferred tax assets for amounts which are not considered “more likely than not” to be realized.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense.

Direct Operating Expenses.  Direct operating expenses (or direct operating costs) principally include crew costs, marine inspection costs, insurance, repairs and maintenance, supplies and casualty losses. Direct operating costs are charged to expense as incurred. Direct operating costs are reduced by the amount of partial reimbursements of labor costs received from the Norwegian government. The labor reimbursements totaled $7.8 million, $7.7 million and $6.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Losses on Insured Claims.  The Company limits its exposure to casualty losses by maintaining stop-loss and aggregate liability deductibles. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company’s historical loss experience. To the extent that estimated self-insurance losses differ from actual losses realized, the Company’s insurance reserves could differ significantly and may result in either higher or lower insurance expense in future periods.

Foreign Currency Translation.  The functional currency for the majority of the Company’s international operations is the local currency. Adjustments resulting from the translation of the local functional currency financial statements into the U.S. Dollar, which is primarily based on current exchange rates, are included in the Consolidated Statements of Stockholders’ Equity as a separate component of “Accumulated other comprehensive income (loss)” in the current period. The functional currency of certain foreign locations is the U.S. Dollar, which includes Mexico and certain Norwegian subsidiaries. Adjustments resulting from the remeasurement of the local currency financial statements into the U.S. Dollar functional currency, which uses a combination of current and historical exchange rates, are included in the Consolidated Statements of Income in “Other expense, net” in the current period. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign currency receivables or payables, are also included in “Other expense, net”.

Stock-based Compensation.  The Company accounts for stock-based employee compensation plans using the fair-value based method of accounting in accordance with Statement of Accounting Standards No. 123R, Share-Based Payment (Revised 2004) (“SFAS 123R”). The Company’s results of operations reflect compensation expense for all employee stock-based compensation, which is included in “General and Administrative”.

Accumulated Other Comprehensive Income (Loss).  Accumulated other comprehensive income (loss), which is included as a component of stockholders’ equity, is comprised of currency translation adjustments in foreign subsidiaries and unrecognized pension gain (loss). The balance at December 31, 2008 primarily reflects currency translation related to translating Norwegian Kroner books into U.S. Dollar, the Company’s reporting currency.

Recent Accounting Standards.  On May 9, 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (the “FSP” or “ABP 14-1”). The FASB also decided to add further disclosures for instruments subject to this guidance. The new rules changed the accounting for convertible debt instruments that permitted cash settlement upon conversion and were applied to the Company’s 3% senior convertible debentures. Effective January 1, 2009, the Company adopted the provisions of this FSP and applied them, on a retrospective basis, to the Company’s consolidated financial statements, including those presented herein for the periods in which the debt was outstanding. The impact of the FSP is reflected in Notes 3, 5, 8, 10, 11, 13, 18, and 19. The FSP required the Company to separately account for the liability and equity components of its senior convertible notes in a manner intended to reflect its nonconvertible debt borrowing rate. The Company determined the carrying amount of the senior convertible note liability by measuring the fair value as of the issuance date of a similar note without a conversion feature. The difference between the proceeds from the sale of the senior convertible notes and the amount reflected as the senior convertible note liability was recorded as additional paid-in capital. Effectively, the convertible debt was recorded at a discount to reflect its below market coupon interest rate. The excess of the principal amount of the senior convertible notes over their initial fair value (the “discount”) is accreted to interest expense over the expected life of the senior convertible notes. Interest expense is recorded for the coupon interest payments on the senior convertible notes as well as the accretion of the discount. The adoption did not have an impact on the Company’s cash flows.

On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, deferring the effective date of SFAS No. 157 for one year for nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at least annually. The Company is evaluating the impact, if any, the adoption would have on the Company’s consolidated financial position or its results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)), which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changes the method of applying the acquisition method in a number of significant aspects. In addition to expanding the types of transactions that will now qualify as business combinations, SFAS No. 141(R) also provides that acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. SFAS No. 141(R) amends SFAS No. 109 to require adjustments, made after the effective date of this statement, to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax expense. SFAS No. 141(R) is required to be adopted concurrently with SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”, and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.

Issued in December 2007, SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51” (“FAS 160”) states that accounting and reporting for noncontrolling interests (previously referred to as minority interests) will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The provisions of the standard were applied to all noncontrolling interests prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in the Company’s consolidated financial statements contained herein.

4.	Acquisitions

DeepOcean and CTC Marine

On May 15, 2008, the Company initiated a series of transactions that resulted in the acquisition of all the equity ownership of DeepOcean ASA, a Norwegian public limited liability company (“DeepOcean”). The Company began consolidating DeepOcean’s results on May 16, 2008, the date it obtained constructive control of DeepOcean. The Company’s ownership of DeepOcean ranged from 54% on May 16, 2008 to in excess of 99% by June 30, 2008. At December 31, 2008, the Company has a 100% interest in DeepOcean.

The Company, through its subsidiary, Trico Shipping AS (Trico Shipping), acquired all of the outstanding common stock of DeepOcean for Norwegian Kroner (NOK) 32 per share. Trico Shipping acquired the DeepOcean shares as follows:

On May 16, 2008, Trico Shipping acquired an aggregate 55,728,955 shares of DeepOcean’s common stock, representing 51.5% of the fully diluted capital stock of DeepOcean, pursuant to the following agreements and arrangements:

•	Subscription to purchase 20,000,000 newly issued DeepOcean shares, representing approximately 18.5% of the fully diluted capital stock of DeepOcean directly from DeepOcean for a price of NOK 32 per share (approximately $127.6 million);

•	Acquisition of 17,495,055 DeepOcean shares, representing approximately 16.2% of the fully diluted capital stock of DeepOcean, in the open market at a price of NOK 32 per share (approximately $111.6 million); and

•	Agreements between the Company, Trico Shipping and certain members of DeepOcean’s management and another DeepOcean shareholder, pursuant to which Trico Shipping purchased 18,233,900 DeepOcean shares, representing approximately 16.9% of the fully diluted capital stock of DeepOcean. Trico Shipping acquired these DeepOcean shares in exchange for a combination of cash and phantom stock units issued by the Company with a combined value of NOK 32 per share (approximately $116.4 million).

Subsequent to May 16, 2008, Trico Shipping purchased an additional 2,700,000 DeepOcean shares in the open market at a price of NOK 32 per share (approximately $17.2 million), representing approximately 2.5% of the fully diluted capital stock of DeepOcean. As a result of the transactions described above, and in accordance with the Norwegian Securities Trading Act, on May 30, 2008 Trico Shipping initiated a mandatory cash offer for all the remaining DeepOcean shares it did not own. The aggregate value of the mandatory offer price was NOK 32 per share, including a previously announced NOK 0.50 per share dividend amount. On June 13, 2008, Trico Shipping acquired an aggregate of 39,270,000 DeepOcean shares, consisting of all the shares owned by DOF ASA (DOF), a significant DeepOcean shareholder, as well as an additional 4,050,000 shares purchased in the open market for NOK 32 per share (approximately $246.7 million). These acquisitions represent approximately 36.3% of DeepOcean’s fully diluted shares of capital stock, with the DOF shares representing approximately 32.6% of the fully diluted capital stock of DeepOcean. Following these transactions the Company owned 90.4% of DeepOcean’s fully diluted capital stock. The mandatory cash offer period ended on June 30, 2008, at which time the Company’s ownership of DeepOcean’s fully diluted capital stock increased to 99.7%. On August 29, 2008, DeepOcean delisted from the Oslo Bors exchange. The Company acquired the remaining 284,965 shares of DeepOcean outstanding at a purchase price of 32 NOK per share.

The acquisition has been accounted for under the purchase method as required by Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” To fund the acquisition, the Company used a combination of its available cash, borrowings under its existing, new and/or amended revolving credit facilities (Note 5), the proceeds from the issuance of $300 million of 6.5% convertible debentures (Note 5) and the issuance of the Company’s equity instruments in the form of phantom stock units (Note 7).

Below is a summary of the acquisition costs as of December 31, 2008 (in thousands):

Cash consideration	$633,505	(a)
Issuance of phantom stock units	55,588
Acquisition-related costs	9,914

	$699,007

(a)	U.S. Dollar investment reflects the conversion of NOK amounts funded using the applicable foreign exchange rates in effect on the dates of funding. The total investment in DeepOcean shares was NOK 3,460,706,976 ($690.1 million) including net cash acquired of NOK 695,000,000 ($137.3 million) on May 16, 2008.

In accordance with SFAS No. 141, the purchase price is allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the acquisition dates. In valuing acquired assets and assumed liabilities, fair values are based on, but are not limited to: quoted market prices, where available; expected cash flows; current replacement cost for similar capacity for certain fixed assets; market rate assumptions for contractual obligations; and appropriate discount and growth rates. The excess of purchase price over the estimated fair value of the net assets acquired at the date of acquisition was recorded as goodwill.

The operations of DeepOcean will be reflected in the Company’s Subsea Services segment and the operations of CTC Marine will be reflected in the Company’s Subsea Trenching and Protection segment.

Below is a summary of the allocation of the purchase price valued on the dates of acquisition and updated through December 31, 2008 (in thousands):

Cash and cash equivalents	$137,320
Property and equipment	435,787	(a)
Goodwill	234,053	(b)
Indefinite-lived intangible assets	40,881
Amortizable intangible assets and other	135,959	(c)
Net working capital deficit, excluding acquired cash	(25,006	)(d)
Long-term debt assumed	(222,230)
Deferred income tax	(35,786)
Other long-term liabilities	(1,971	)(e)

Total	$699,007

(a)	Reflects the estimated fair value of the tangible assets of DeepOcean and CTC Marine. The subsea equipment acquired from DeepOcean and CTC Marine has estimated depreciable lives ranging from two to 15 years. The marine vessels acquired have estimated useful lives approximating 20 to 25 years.

(b)	The goodwill is not deductible for tax purposes. Goodwill recorded in the Subsea Services and Subsea Trenching and Protection segments was $181.1 million and $52.9 million, respectively. See Note 3 for discussion of impairment.

(c)	Primarily reflects value associated with the customer relationships of DeepOcean and CTC Marine. Accumulated amortization related to the intangible assets for the period from May 16, 2008 to December 31, 2008 totaled $7.6 million. The estimated useful lives of the customer relationships ranges from 11 to 13 years and is being amortized using the straight-line method. See Note 3 for discussion of impairment.

(d)	Includes $59.5 million of short-term and current maturities of debt assumed in the acquisition.

(e)	Primarily includes pension liabilities. The Norwegian companies of DeepOcean are required to maintain occupational pension plans.

Active Subsea

On November 23, 2007, the Company acquired all of the outstanding equity interests of Active Subsea ASA, a Norwegian public limited liability company (“Active Subsea”), for approximately $247.6 million, and changed its name to Trico Subsea. The Company used available cash to fund this acquisition. Active Subsea has eight MPSVs, currently under construction and scheduled for delivery in 2009, 2010 and 2011 that are designed to support subsea services, including performing inspection, maintenance and repair work using ROVs, dive and seismic support and light construction activities. The Company assumed Active Subsea’s construction commitments for these vessels in the acquisition. The acquisition included long-term contracts for three of these MPSVs with contract periods ranging from two to four years. Two of these contracts also provide for multi-year extensions. At the time, this acquisition more than doubled the number of vessels in the Company’s fleet with subsea capabilities and allowed the Company to further leverage its global footprint and broaden its customer base to include subsea services and subsea construction companies.

The following table summarizes the allocation of the purchase price (in thousands):

Cost of the acquisition:
Cash paid for acquisition from available cash	$243,000
Cash paid for other acquisition costs	4,000
Assumed liabilities	648

$247,648

Allocation of the purchase price:
Working capital	$27,215
Construction in progress	220,433

$247,648

Pro forma Information

The following unaudited pro forma information assumes that the Company acquired DeepOcean and CTC Marine effective January 1, 2008 and January 1, 2007. The pro forma information also assumes that the Company acquired Active Subsea January 1, 2007 (amounts in thousands, except per share data).

	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
	Historical	Pro Forma	Historical	Pro Forma
		(Unaudited)		(Unaudited)

Revenues	$556,131	$703,561	$256,108	$586,657
Operating income (loss)(a)	(127,545)	(158,268)	66,630	49,485
Income (loss) before income taxes and non-controlling interest(b)	(93,442)	(149,646)	69,548	(14,764)
Net income (loss) attributable to Trico Marine Services, Inc.	$(113,655)	$(161,994)	$60,172	$(8,509)
Diluted net income (loss) per share of common stock	$(7.71)	$(10.99)	$3.98	$(0.58)
Diluted weighted average shares outstanding	14,744	14,744	15,137	14,558

(a)	Pro forma amounts for the year ended December 31, 2008 include the effect of non-recurring transactions that occurred at DeepOcean prior to its acquisition by the Company. These charges include a $17.9 million estimated loss on a contract for services in Brazil that resulted following a delay in delivery of a vessel to perform the contracted work.

(b)	Pro forma amounts include acquisition-related debt costs ($16.3 million for both of the years ended December 31, 2008 and 2007, respectively), including the amortization of debt discount on the 6.5% Debentures (Note 5). The Company determined that approximately 50% of its acquisition related interest expense would be capitalized in the 2008 pro forma periods.

At December 31, 2008, the purchase price and purchase price allocation were finalized.

5.	Long Term Debt

Unless otherwise specified, amounts in these footnotes disclosing U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at December 31, 2008. The Company’s debt at December 31, 2008 and 2007 consisted of the following (in thousands):

	December 31, 2008				December 31, 2007
	Current	Long Term	Total		Current	Long Term	Total

$278.0 million face amount, 6.5% Senior Convertible Debentures net of unamortized discount of $45.0 million, interest payable semi-annually in arrears, maturing on May 15, 2028	$—	$232,998	$232,998
$150.0 million face amount, 3.0% Senior Convertible Debentures, net of unamortized discount $35.9 million and $41.2 million as of December 31, 2008 and 2007, respectively, interest payable semi-annually in arrears, maturing on January 15, 2027(1)	—	114,150	114,150		$—	$108,800	$108,800
$200 million Revolving Credit Facility(1) maturing in May 2013	30,563	130,000	160,563	(2)
$100 million Revolving Credit Facility(1) maturing no later than December 2017	—	15,000	15,000	(2)
$50 million US Revolving Credit Facility Agreement(1) maturing in January 2011	10,000	36,460	46,460	(2)
6.11% Notes, principal and interest due in 30 semi-annual installments, maturing April 2014	1,258	5,657	6,915		1,199	6,975	8,174
NOK 260 million Short Term Credit Facility interest at 8.3% maturing on February 1, 2009	11,631	—	11,631
EMSL Revolving Credit Facility Agreement, bearing interest at LIBOR plus a margin of 0.08%					2,000	—	2,000
Debt assumed in the acquisition of DeepOcean:
NOK 350 million Revolving Credit Facility(1), maturing December 1, 2014	3,600	57,931	61,531	(3)
NOK 230 million Revolving Credit Facility(1), maturing June 1, 2012	2,294	18,939	21,233	(3)
NOK 150 million Additional Term Loan(1), maturing December 18, 2011	3,644	6,754	10,398	(3)
NOK 200 million Overdraft Facility(1), maturing June 21, 2010	—	3,207	3,207	(3)
23.3 million Euro Revolving Credit Facility(1), maturing March 31, 2010	—	19,717	19,717	(2)(3)
$18 million Revolving Credit Facility(1), maturing December 5, 2011	2,000	14,000	16,000	(2)(3)
8 million Sterling Overdraft Facility, maturity 364 days after drawdown	9,812	—	9,812
24.2 million Sterling Asset Financing Revolving Credit Facility(1), maturing no later than January 31, 2015	3,238	14,048	17,286
Finance lease obligations assumed in the acquisition of DeepOcean, maturing from October 2009 to November 2015	2,225	11,947	14,172
Other debt assumed in the acquisition of DeepOcean, maturing from March 2009 to August 2014	2,716	5,979	8,695
Fresh-start debt premium	—	312	312		59	312	371

Total debt	$82,981	$687,099	$770,080		$3,258	$116,087	$119,345

(1)	Interest on such credit facilities is at the London inter-bank offered rate (LIBOR) or the Norwegian inter-bank offered rate (NIBOR) plus an applicable margin ranging from 1.75% to 2.55%. The three month LIBOR rate was 1.8% and 5.0% and the three month NIBOR rate was 3.97% and 5.88% for the periods ending December 31, 2008 and December 31, 2007, respectively.

(2)	The Company was not in compliance with its net worth ratio as of December 31, 2008 and received an amendment retroactive to December 31, 2008 . The amendment changed the calculation of the net worth ratio both retroactively and prospectively to permanently exclude impairment of goodwill and non-amortizing intangible assets from the net worth ratio.

(3)	These debt agreements contain material adverse change provisions. These provisions allow the lenders to declare an event of default if in their reasonable opinion, a deterioration in the financial condition of the borrower will have a negative effect on its ability to meet its obligation or, a material adverse change occurs with respect to the financial condition of the borrower and/or its material subsidiaries.

Maturities of debt during the next five years and thereafter based on debt amounts outstanding as of December 31, 2008 are as follows (in thousands):

2009	$82,982	(a)
2010	85,019	(b)
2011	79,589	(b)
2012	48,981	(b)
2013	60,441	(b)
2014 and beyond	493,608	(b)(c)

	850,620
Fresh start debt premium	312
Unamortized discounts on 3.0% and 6.5% Debentures	(80,852)

Total debt	$770,080

(a)	Potential make-whole payments under the Company’s 6.5% Debentures are not included.

(b)	If the maturities of certain debt agreements with SR Bank are amended in accordance with the agreed term sheet, approximately $86.0 million of maturities of debt shown in the above table in the years between 2010 and 2014 would all be due on January 1, 2010.

(c)	Includes the $278 million of 6.5% Debentures and the $150 million of 3% Debentures that may be converted earlier but have stated maturity terms in excess of five years.

6.5% Convertible Debentures.  On May 14, 2008, the Company entered into a securities purchase agreement under which the Company agreed to sell $300 million aggregate principal amount of its 6.5% Senior Convertible Debentures (the 6.5% Debentures) due 2028 to certain institutional investors. On May 16, 2008, the Company issued $300 million of the 6.5% Debentures in a private placement transaction. The 6.5% Debentures are governed by an indenture, dated as of May 16, 2008, between the Company and Wells Fargo Bank, National Association, as trustee. The Company received net proceeds of approximately $287 million, after deducting offering costs of approximately $13 million, which were capitalized as debt issuance costs and are being amortized over the life of the 6.5% Debentures. Net proceeds of the offering were used to partially fund the acquisition of DeepOcean (Note 4).

The 6.5% Debentures are senior unsecured obligations of the Company and rank equally in right of payment to all of the Company’s other existing and future senior unsecured indebtedness. The 6.5% Debentures are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the Company’s assets collateralizing this indebtedness and any liabilities of the Company’s subsidiaries.

Interest on the 6.5% Debentures is payable semiannually in arrears on May 15 and November 15 of each year beginning November 15, 2008. The debentures mature on May 15, 2028, unless earlier converted, redeemed or repurchased. The indenture governing the 6.5% Debentures contains negative covenants with respect to, among other things, the Company incurring any indebtedness that is senior to or equal to the 6.5% Debentures other than the permitted indebtedness, or any liens or encumbrances other than the permitted liens.

The 6.5% Debentures are convertible, based on an initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures, subject to adjustment. The conversion rate will be adjusted upon certain events including (i) stock dividends; (ii) certain subdivisions, combinations or reclassifications of the Company’s common stock; (iii) certain issuances or distributions to all or substantially all holders of the Company’s common stock; and (iv) certain other events. In addition, in the event of certain types of fundamental changes (as defined in Note 2), holders of the debentures may elect either to receive an interest make-whole payment or to cause the Company to increase the conversion rate by a number of additional shares of the Company’s common stock (which reflect the approximate value of interest that would have accrued under the 6.5% Debentures at the applicable interest rate for the period from the applicable conversion date through May 15, 2013). Any of these adjustments to the conversion rate could mean that the number of shares of the Company’s common stock that are actually issuable upon conversion of all debentures may increase above the 7,422,069 shares that would be issuable if holders elected to convert their debentures and the Company decided to settle the conversion in shares of its common stock (and no cash) at the initial conversion rate. There is both a maximum and minimum number of shares that may ultimately be issued under any adjustment of the conversion rate pursuant to these specific situations that allow for the modification of the initial conversion rate. None of these conditions have occurred as of December 31, 2008. The conversion feature associated with the debentures is considered an embedded derivative as defined is SFAS No. 133. See Note 6 for further discussion.

Payment Options:  For the 6.5% Debentures (which were retired as of May 2009), upon any conversion, the Company has the option to pay the holders of the 6.5% Debentures in cash, stock, or a combination thereof. If the holders exercise their voluntary right to convert, the Company can issue either $1,000 in cash per each $1,000 of principal value of notes redeemed or the requisite number of shares (24.74023) per each $1,000 of principal value of notes redeemed. For other redemptions, the Company can either (i) pay cash in the amount equal to the minimum of (a) $1,000 per each $1,000 of principal value of notes redeemed or (b) the cash equivalent value of 24.74023 shares based on recent trading prices, (ii) 24.7023 shares per each $1,000 of principal value of notes redeemed, or (iii) a combination of (i) and (ii).

Investor Options to Convert, Redeem, or Repurchase  In the 6.5% Debentures, the holders have the right to convert the notes at any time into the requisite number of shares or the principal amount of the notes, at the Company’s election, and if redeemed prior to May 2013, the present value of the remaining interest payments.

Company’s Ability to Repurchase or Redeem Notes  In the 6.5% Debentures, the Company has the right to redeem the notes if they trade at 175% of the then relevant conversion price for a minimum period of time within the first five years. After five years, the Company can redeem the notes regardless of the stock trading price. This redemption price can be paid in cash and/or stock at the Company’s election.

In December 2008, two holders of the Company’s 6.5% senior convertible debentures converted $22 million principal amount of the debentures, collectively, for a combination of $6.3 million in cash related to the interest make-whole provision and 544,284 shares of the Company’s common stock based on an initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures. The Company recognized a gain on conversion of $9.0 million. Subsequent to the end of 2008, seven holders of the Company’s 6.5% senior convertible debentures converted $13.1 million principal amount of the debentures, collectively, for a combination of

$3.7 million in cash related to the interest make-whole provision and 324,960 shares of our common stock based on an initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures. As of the date hereof, there are approximately $264.9 million principal amount of the 6.5% senior convertible debentures outstanding.

3% Senior Convertible Debentures.  In February 2007, the Company issued $150.0 million of 3% senior convertible debentures due in 2027 (the 3% Debentures). The Company received net proceeds of approximately $145.2 million after deducting offering costs of approximately $4.8 million, which were capitalized as debt issuance costs and are being amortized over the life of the 3% Debentures. Net proceeds of the offering were for the acquisition of Active Subsea ASA, financing of the Company’s fleet renewal program and for general corporate purposes.

Interest on the 3% Debentures is payable semiannually in arrears on January 15 and July 15 of each year. The 3% Debentures will mature on January 15, 2027, unless earlier converted, redeemed or repurchased.

The 3% Debentures are senior unsecured obligations of the Company and rank equally in right of payment to all of the Company’s other existing and future senior indebtedness. The 3% Debentures are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of its assets collateralizing such indebtedness and any liabilities of its subsidiaries. The 3% Debentures and shares of the common stock issuable upon the conversion of the debentures have been registered under the Securities Act of 1933.

The 3% Debentures are convertible into cash and, if applicable, shares of our common stock, par value $0.01 per share, based on an initial conversion rate of 23.0216 shares of common stock per $1,000 principal amount of the 3% Debentures (which is equal to an initial conversion price of approximately $43.44 per share), subject to adjustment and certain limitations. If converted, holders will receive cash up to the principal amount, and, if applicable, excess conversion value will be delivered in common shares. Holders may convert their 3% Debentures at their option at any time prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances: (1) prior to January 15, 2025, on any date during any fiscal quarter (and only during such fiscal quarter), if the last reported sale price of our common stock is greater than or equal to $54.30 (subject to adjustment) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business-day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of 3% Debentures for each trading day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; (3) if the 3% Debentures have been called for redemption; or (4) upon the occurrence of specified corporate transactions set forth in the indenture governing the 3% Debentures (the “Indenture”). Holders may also convert their 3% Debentures at their option at any time beginning on January 15, 2025, and ending at the close of business on the business day immediately preceding the maturity date. The conversion rate will be subject to adjustments in certain circumstances. In addition, following certain corporate transactions that also constitute a fundamental change (as defined in the Indenture See Note 2), we will increase the conversion rate for a holder who elects to convert its 3% Debentures in connection with such corporate transactions in certain circumstances. None of these conditions have been met at December 31, 2008.

Payment Options:

Upon voluntary conversion by the holders of the Company’s 3.0% Senior Convertible Debentures, the Company will satisfy its conversion obligation in cash up to the principal amount of the 3% Debentures to be converted, with any remaining amount to be satisfied in shares of its common stock. If the holders put the 3% Debentures to the Company on the requisite put dates or upon a “fundamental change of control”, these amounts are paid in cash. The Company may redeem the 3% Debentures beginning January 15, 2012 for a price equal to the redemption price. This amount is payable in cash. In this circumstance, the holders have the ability to convert prior to the redemption date and receive a combination of cash and common stock if the common stock price is greater than the conversion price.

Investor Options to Convert, Redeem, or Repurchase

The provisions in the 3% Debentures include a put right of the holder at January 15, 2014, January 15, 2017, and January 15, 2022. This provision provides the holder the opportunity at various points (approximately years 7, 10, and 15) to receive back the principal amount of the Debentures. There is also a “fundamental change of control” put.

Company’s Ability to Repurchase or Redeem Notes

In the 3% Debentures, the Company has the right to redeem the 3% Debentures for a slight premium to par beginning in January of 2012 (approximately five years after issue). This premium amount declines to zero in January of 2014. Additionally, the Company has the right to redeem the 3% Debentures if they trade at 125% of the then relevant conversion price for a minimum period of time.

The conversion feature associated with these debentures has not been accounted for as a separate derivative instrument under SFAS No. 133 as the conversion option can only be settled in the Company’s stock and therefore is not required to be separately accounted for as a derivative.

Effective January 1, 2009, the 3% Debentures were subject to FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. APB 14-1 changes the accounting and requires further disclosures for convertible debt instruments that permit cash settlement upon conversion. APB 14-1 required the Company to separately account for the liability and equity components of its senior convertible notes in a manner intended to reflect its nonconvertible debt borrowing rate. The discount on the liability component of the 3% Debentures is amortized until the first quarter of 2014. APB 14-1 requires retrospective application to all periods as defined within Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections”.

The tables below reflect the Company’s retrospective adoption of the effect of the accounting principle change related to the Company’s convertible notes. These selected financial captions summarize the adjustments for the consolidated balance sheets as of December 31, 2008 and 2007, respectively (in thousands):

	At December 31, 2008
	As Previously	APB 14-1
	Reported	Adjustment	As Adjusted

ASSETS
Construction-in-progress	$258,826	$1,243	$260,069
Other assets	25,720	(1,083)	24,637
Total assets	1,202,576	160	1,202,736

LIABILITIES AND EQUITY
Long-term debt	$722,948	$(35,850)	$687,098
Total liabilities	1,037,706	(35,850)	1,001,856
Additional paid-in capital	275,433	41,261	316,694
Retained earnings	30,448	(5,251)	25,197
Total Trico Marine Services, Inc. stockholders’ equity	142,984	36,010	178,994
Total liabilities and equity	1,202,576	160	1,202,736

	At December 31, 2007
	As Previously	APB 14-1
	Reported	Adjustment	As Adjusted

ASSETS
Construction-in-progress	$255,749	$—	$255,749
Other assets	15,858	(1,297)	14,561
Total assets	681,744	(1,297)	680,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt	$157,287	$(41,200)	$116,087
Total liabilities	278,644	(41,200)	237,444
Additional paid-in capital	245,134	42,662	287,796
Retained earnings	141,611	(2,759)	138,852
Total Trico Marine Services, Inc. stockholders’ equity	390,222	39,903	430,125
Total liabilities and stockholders ’ equity	681,744	(1,297)	680,447

The tables below reflect the Company’s retrospective adoption of the effect of the accounting principle change related to the Company’s convertible notes. These selected financial captions summarize the adjustments for the consolidated statements of income as of December 31, 2008 and 2007, respectively (in thousands, except per share data). There were no changes to December 31, 2006 as the 3% Debentures were issued in February 2007.

	Twelve Months Ended December 31, 2008
	As Previously	APB 14-1
	Reported	Adjustment	As Adjusted

Interest expense, net of amounts capitalized	$(31,943)	$(3,893)	$(35,836)
Income tax expense (benefit)	14,823	(1,401)	13,422
Net income (loss) attributable to Trico Marine Services, Inc.	(111,163)	(2,492)	(113,655)
Earnings (loss) per commons hare:
Basic	$(7.54)	$(0.17)	$(7.71)
Diluted	(7.54)	(0.17)	(7.71)
Weighted average shares outstanding:
Basic	14,744	14,744	14,744
Diluted	14,744	14,744	14,744

	Twelve Months Ended December 31, 2007
	As Previously	APB 14-1
	Reported	Adjustment	As Adjusted

Interest expense, net of amounts capitalized	$(3,258)	$(4,310)	$(7,568)
Income tax expense (benefit)	13,359	(1,551)	11,808
Net income (loss) attributable to Trico Marine Services, Inc.	62,931	(2,759)	60,172
Earnings (loss) per commons hare:
Basic	$4.32	$(0.19)	$4.13
Diluted	4.16	(0.18)	3.98
Weighted average shares outstanding:
Basic	14,558	14,558	14,558
Diluted	15,137	15,137	15,137

The amount of interest cost recognized for the year ending December 31, 2008 relating to both the contractual interest coupon and amortization of the discount on the liability component is $9.8 million. The amount of interest cost recognized for the year ending December 31, 2007 is $8.6 million. The coupon and the amortization of the discount on the debt will yield an effective interest rate of approximately 8.9% on these convertible notes.

$200 million Revolving Credit Facility.  In May 2008, in connection with financing the acquisition of DeepOcean, Trico Shipping AS and certain other subsidiaries of the Company entered into a credit agreement (as amended the $200 Million Credit Agreement) with various lenders. The $200 Million Credit Agreement provides the Company with a $200 million, or equivalent in foreign currency, revolving credit facility, which is guaranteed by certain of the Company’s subsidiaries, and is collateralized by vessel mortgages and other security documents. The final $10 million of availability was contingent on delivery of the Sapphire, which was subsequently canceled, which limited the maximum availability to $190 million. The commitment under the facility reduces by $10 million each quarter and continuing through the quarter ending June 30, 2010, at which time the facility will reduce by $6 million per quarter until March 31, 2013. The commitment under the facility is currently $170 million. Interest is payable on the unpaid principal amount outstanding at a rate applicable to the currency in which the funds are borrowed (the Eurodollar rate designated by the British Bankers Association for U.S. Dollar denominated loans, or Euro LIBOR, NOK LIBOR or Sterling LIBOR for loans denominated in Euro, NOK or Sterling, respectively) plus 2.25% (subject to adjustment based on consolidated leverage ratio). The $200 million credit facility matures May 14, 2013.

The $200 Million Credit Agreement subjects the Company subsidiaries that are parties to the credit agreement to certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to indebtedness, minimum liquidity, liens, declaration or payment of dividends, sales of assets, investments, consolidated leverage ratio, consolidated net worth and collateral coverage. Payment under the $200 Million Credit Agreement may be accelerated following certain events of default including, but not limited to, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, commencement of insolvency proceedings, entry of judgment in excess of $5 million, defaults by any of the credit parties under the credit agreement or certain other indebtedness in excess of $10 million and occurrence of certain changes of control.

$100 million Revolving Credit Facility.  In April 2008, Trico Subsea AS entered into an eight-year multi-currency revolving credit facility (as amended, the $100 Million Credit Agreement) in the amount of $100 million or equivalent in foreign currency, secured by first preferred mortgages on Trico Subsea AS vessels, refund guarantees related thereto, certain additional vessel-related collateral, and guarantees from Trico Supply AS, Trico Subsea Holding AS and each subsidiary of Trico Subsea AS that acquires a vessel. The commitment under this multi-currency revolving facility matures on the earlier of the eighth anniversary of the delivery of the final vessel or December 31, 2017. The commitment under this facility reduces in equal quarterly installments of $3.125 million commencing on the earlier of the date three months after the delivery of the eighth and final vessel or June 30, 2010. Interest is payable on the unpaid principal amount outstanding at a rate applicable to the currency in which the funds are borrowed (the Eurodollar rate designated by the British Bankers Association for U.S. Dollar denominated loans, or Euro LIBOR, NOK LIBOR or Sterling LIBOR for loans denominated in Euro, NOK or Sterling, respectively) plus 2.0% (subject to adjustment based on consolidated leverage ratio).

The $100 Million Credit Agreement also subjects Trico Supply AS and its subsidiaries to certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to indebtedness, minimum liquidity, liens, declaration or payment of dividends, sales of collateral, loans, consolidated leverage ratio, consolidated net worth and collateral coverage. Payment under the $100 Million Credit Agreement may be accelerated following certain events of default, including, but not limited to, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, commencement of insolvency proceedings, entry of judgment in excess of $5 million, defaults by any of the credit parties under the credit agreement or certain other indebtedness in excess of $10 million and the occurrence of certain changes in control.

$50 million U.S. Credit Facility.  In January 2008, the Company entered into a $50 million three-year credit facility (as amended and restated, the U.S. Credit Facility) secured by an equity interest in direct material domestic subsidiaries, a 65% interest in Trico Marine Cayman, LP, first preferred mortgage on vessels owned by Trico Marine Assets, Inc. and a pledge on the intercompany note due from Trico Supply AS to Trico Marine Operators, Inc. The commitment under the U.S. Credit Facility reduces to $40 million after one year and to $30 million after two years. A voluntary prepayment of $15 million was made on January 14, 2009 which reduced the commitment under this Facility to $35 million. Interest is payable on the unpaid principal amount outstanding at the Eurodollar rate designated by the British Bankers Association plus 2.25% (subject to adjustment based on consolidated leverage ratio). The facility matures on January 31, 2011.

The U.S. Credit Facility subjects the Company’s subsidiaries that are parties to the credit agreement to certain financial and other covenants including, but not limited to, affirmative and negative covenants with respect to indebtedness, minimum liquidity, liens, declaration or payment of dividends, sales of assets, investments, consolidated leverage ratio, consolidated net worth and collateral coverage. Payment under the U.S. Credit Facility may be accelerated following certain events of default including, but not limited to, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, commencement of insolvency proceedings, entry of judgment in excess of $5 million, defaults by any of the credit parties under the credit agreement or certain other indebtedness in excess of $10 million and occurrence of certain changes of control.

6.11% Notes.  In 1999, Trico Marine International issued $18.9 million of notes due 2014 to finance construction of two supply vessels, of which $6.9 million is outstanding at December 31, 2008. The notes are guaranteed by the Company and the U.S. Maritime Administration and secured by first preferred mortgages on two vessels. Failure to maintain the Company’s status as a Jones Act company would constitute an event of default under such notes.

NOK 260 million Short Term Credit Facility.  In May 2008, Trico Shipping entered into a credit facility agreement with Carnegie Investment Bank AB Norway Branch, as lender (the Short Term Credit Facility). The Short Term Credit Facility provides for a NOK 260 million short term credit facility (approximately $37.3 million at December 31, 2008) that Trico Shipping is using for general corporate purposes. The facility was scheduled to mature on November 1, 2008, but the facility agreement has been amended to extend the term of the facility until February 1, 2009. Interest on the facility accrued at an average 9.05% per annum rate until November 1, 2008, at which time the interest rate increased to 9.9%. This facility was repaid in full at maturity on February 2, 2009.

EMSL Credit Facility Agreement.  In June 2007, EMSL, a jointly owned subsidiary of the Company, entered into a credit facility agreement (the EMSL Credit Facility). During the first half of 2008, EMSL, using its operating cash flow, repaid the EMSL Credit Facility in full and it was subsequently terminated.

NOK 300 million Senior Notes.  In October 2006, DeepOcean issued NOK 300 million of Senior Notes (Notes) due October 9, 2009. The Notes proceeds were used in the acquisition of CTC Marine and for general corporate purposes. The coupon rate on the Notes is the 3-month NIBOR rate plus 1.65%, and is payable quarterly. The Notes were scheduled to mature in October 2009. The Notes were subject to a change in control provision that was triggered when the Company acquired a majority interest in DeepOcean. This provision allowed the holders of the Notes to exercise a put option if exercised within two months following notice of the change of control of DeepOcean. The last day for holders to exercise this put option was July 28, 2008. Holders of the Notes exercised their put option for cash of approximately NOK 236 million pursuant to these put options. The Company cash settled the remaining approximate NOK 62 million ($10.5 million) of Notes in the third quarter of 2008 and no amounts were outstanding at December 31, 2008.

NOK 350 million Revolving Credit Facility.  In December 2007, in connection with the financing of the vessel Deep Endeavour, DeepOcean entered into this NOK 350 million credit facility (approximately $50.2 million at December 31, 2008). This multi-currency facility allows for borrowings to be made in either U.S. Dollars or NOK. The loan is guaranteed by DeepOcean and is secured with a mortgage on the Deep Endeavor, a portion of DeepOcean’s inventory and other security documents. The commitment under the facility decreases semi-annually by NOK 10 million (approximately $1.4 million at December 31, 2008) with a balloon payment at its December 1, 2014 maturity. Interest accrues on the facility at the 3-month NIBOR rate plus 2.75% for NOK borrowings and the LIBOR rate plus 2.75% for U.S. Dollar borrowings and is payable quarterly. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio, and book equity ratio.

NOK 230 million Revolving Credit Facility.  DeepOcean entered into this agreement in July 2007. This facility is part of a larger composite credit facility that has capacity of approximately NOK 1.0 billion ($143.4 million) but has subsequently been reduced to NOK 585 million ($83.9 million). This NOK 230 million credit facility is secured with inventory up to NOK 1.0 billion and other security documents including the pledge of shares in certain DeepOcean subsidiaries. The facility’s commitment is subject to semi-annual reductions of NOK 8 million (approximately $1.1 million at December 31, 2008) with a final NOK 150.7 million ($21.6 million) balloon payment due at the June 1, 2012 maturity date. Interest on this facility is at the 3-month NIBOR rate plus 2.75% and is payable quarterly in arrears. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio, and book equity ratio.

NOK 150 million Additional Term Loan.  DeepOcean entered into this agreement in December 2006. Like the NOK 230 million ($33.0 million) facility discussed above, this NOK 150 million ($21.5 million) term loan is part of a larger NOK 585 million ($83.9 million) composite facility. The borrowings under this facility partially funded the acquisition of CTC Marine. This term loan is secured with inventory up to NOK 1.75 billion ($250.9 million) and other security documents, including the pledge of shares in certain DeepOcean subsidiaries. This facility allows for multi-currency borrowing including NOK, U.S. Dollar, Sterling and Euro. The term loan is subject to mandatory NOK 15 million ($2.2 million) semi-annual payments due in June and December every year until December 18, 2011 when the debt matures. Interest on the debt accrues at LIBOR plus 2.75% and is payable quarterly. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio, and book equity ratio.

NOK 200 million Overdraft Facility.  DeepOcean entered into a multicurrency cash pool system agreement in July 2007. In conjunction with the cash pool system, DeepOcean has a multi-currency cash pool credit of up to NOK 200.0 million. This facility is part of a larger composite credit facility that once had capacity of approximately NOK 1.0 billion ($143.4 million) but has subsequently been reduced to NOK 585 million ($83.9 million). This NOK 200 million cash pool credit is secured with inventory up to NOK 1.0 billion and other security documents including the pledge of shares in certain DeepOcean subsidiaries. Interest on this facility is at the 3-month NIBOR rate plus 2.75% and is payable quarterly in arrears. The facility is subject to customary financial covenants with respect to leverage ratio, working capital ratio, and book equity ratio. The facility matures on June 21, 2010.

Regarding the NOK 350 million Revolving Credit Facility, NOK 230 million Revolving Credit Facility, NOK 150 million additional term loan and NOK 200 million overdraft facility, the obligors thereunder and the principal lender have entered into an amendment to these facilities to, among other things, shorten the maturity dates for all facilities to January 1, 2010, waive the requirement that DeepOcean AS be listed on the Oslo Stock Exchange, consent to the tonnage tax related corporate reorganization, and increase certain fees and margins. In conjunction with this amendment, the Company made a prepayment of NOK 50 million ($7.2 million) on November 1, 2008, an additional prepayment of NOK 25 million ($3.9 million) on June 30, 2009 and agreed to a retroactive increase in fees and margins to November 1, 2008. The total amount outstanding under these facilities as of December 31, 2008 was $96.4 million.

DeepOcean has $14.2 million of finance leases to finance certain of its equipment including ROVs. These leases have terms of seven years. These leases are cross defaulted to the NOK 350 million Revolving Credit Facility, NOK 230 Revolving Credit Facility and NOK 150 million Additional Term Loan, including the NOK 200 Overdraft Facility.

23.3 million Euro Revolving Credit Facility.  In October 2001, a subsidiary of DeepOcean entered into this multi-currency facility, which provides for Euro and U.S. Dollar borrowings. The purpose of this facility was to fund the construction of the vessel Arbol Grande. The facility is secured by a first priority lien on the Arbol Grande. Interest on the loan is payable quarterly at LIBOR plus 2.25%. The facility was scheduled to mature on November 30, 2008 and has been amended and extended to March 31, 2010. This facility is subject to financial covenants with respect to leverage ratio, net worth and minimum liquidity and affirmative and negative covenants.

$18 million Revolving Credit Facility.  In November 2007, DeepOcean entered into this $18 million revolving credit facility to refinance the original loan used to acquire and upgrade the vessel Atlantic Challenger. This facility is secured with a first priority lien on the Atlantic Challenger. This facility is subject to a mandatory $0.5 million per quarter payment. Interest under the facility accrues at LIBOR plus 2.25% and is payable quarterly. The facility is subject to financial covenants with respect to leverage ratio, net worth and minimum liquidity and affirmative and negative covenants.

8 million Sterling Overdraft Facility.  CTC Marine uses this secured short term overdraft facility in its normal business operations. The facility actually has gross capacity of 12 million Sterling ($17.5 million) but it is offset by CTC Marine’s cash accounts. Borrowings under this facility can be made in Sterling, U.S. Dollars, NOK, Australian Dollars and Euros. At December 31, 2008, CTC Marine had cash totaling $6.1 million, which means the net borrowings on the overdraft facility were $3.7 million. Interest on the facility accrues at the lender’s base rate for Sterling borrowings plus 1% and is payable quarterly in arrears. The facility is secured by the property and equipment of CTC Marine.

24.2 million Sterling Asset Financing Facilities.  CTC Marine has two asset facilities totaling 24.2 million Sterling ($35.4 million) to finance new and existing assets. The Asset Finance Loan Facility (Existing Assets Facility) has a commitment of 8.3 million Sterling ($12.1 million), matures on various dates through 2012 and accrues interest at the 3-month Sterling LIBOR rate plus a margin of between 1.65% and 2.55%. As of December 31, 2008, CTC Marine’s outstanding balance on the Existing Assets Facility totaled approximately 5.2 million Sterling ($7.6 million). The Asset Finance Loan Facility (New Assets Facility) has a commitment of 15.9 million Sterling ($23.2 million), matures on various dates that are six years from the delivery of the financed assets and accrues interest at the 3-month Sterling LIBOR rate plus 1.65%. The final asset to be financed under the New Assets Facility was delivered in the fourth quarter of 2008. As of December 31, 2008, CTC Marine’s outstanding balance on the New Assets Facility totaled approximately 6.6 million Sterling ($9.7 million). These asset finance facilities are secured by mortgages on the assets financed and the property and equipment of CTC Marine and are partially guaranteed by DeepOcean. These asset finance loan facilities are subject to certain customary covenants and their outstanding balance cannot exceed 60% of the net book value of the assets collateralizing the facility. These facilities are subject to quarterly reductions of their borrowings.

Due to the goodwill and intangible impairment taken at December 31, 2008, the Company received either a wairer or a retroactive amendment changing the definition to exclude write downs of goodwill and/or nonamortizing intangible assets subsequent to year end in its $200 million Revolving Credit Facility, $100 million Revolving Credit Facility, $50 million U.S. Revolving Credit Facility Agreement, $18 million Revolving Credit Facility and 23.3 million Euro Revolving Credit Facility Such that the Company was in compliance with its minimum net worth requirement. Waivers related to its minimum net worth requirement as of December 31, 2008 and amended the credit facilities on a go forward basis to exclude the effect of this impairment.

Under certain of the Company’s debt agreements, an event of default will be deemed to have occurred if there is a change of control of the Company or certain of its subsidiaries or if a material adverse change occurs to the financial position of the applicable borrowing entity within the Company. Also, certain of the Company’s debt agreements contain a material adverse change/effect provision that is determined in the reasonable opinion of the respective lenders, which is outside the control of the Company. Additionally, certain of the Company’s debt agreements contain cross-default and cross-acceleration provisions that trigger defaults under other of the Company’s debt agreements.

The Company’s capitalized interest totaled $18.8 million, $1.4 million and $0.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

6.	Derivative Instruments

As discussed in Note 5, the 6.5% Debentures and the 3.0% Debentures provide the holder with a conversion option. The conversion option in the Company’s 3% Debentures may only be settled in its stock and therefore is not required to be separately accounted for as a derivative. However, the Company’s 6.5% Debentures include a conversion option that may be settled in a combination of cash or stock, at the Company’s election, and entitles the holder to a make-whole interest premium that is indexed to the U.S. Treasury Rate. Because the terms of this embedded option are not clearly and closely related to the debt instrument, it represents an embedded derivative that must be accounted for separately. Under SFAS No. 133 the Company is required to bifurcate the embedded derivative from the host debt instrument and record it at fair value on the date of issuance, with subsequent changes in its fair value recorded in the consolidated statement of operations. The estimated fair value of the derivative on May 14, 2008 (the date of issuance) was $53.8 million, which was included as a noncurrent derivative liability on the balance sheet with a corresponding amount recorded as a discount on the 6.5% Debentures. At December 31, 2008, the estimated fair value of the derivative was $1.1 million, resulting in a $52.7 million unrealized gain for the year ended December 31, 2008. The estimate of fair value was determined through the use of a Monte Carlo simulation lattice option-pricing model that included various assumptions, including the Company’s December 31, 2008 stock closing price of $4.47 per share, expected volatility of 50%, a discount rate of 10.95% using United States Treasury Bond Rates of 1.39% and risk adjusted rates of 7.97% for the time value of options. The discount on the 6.5% Debentures is being accreted through an additional non-cash charge to interest expense over a five year period given that the debentures include a number of put and call options held by the holders and the Company that make it probable that the debt will be redeemed or converted by the first put option date of May 15, 2013. The coupon and the amortization of the discount on the debt will yield an effective interest rate of approximately 11.8% on these convertible notes. The reduction in our stock price is the primary factor influencing the change in value of this derivative and its impact on our net income attributable to Trico Marine Services. Any increase in our stock price will result in unrealized losses being recognized in future periods and such amounts could be material.

Separately, in June 2008, the Company settled a foreign currency hedge it assumed in its acquisition of DeepOcean. Upon settlement, the Company received net proceeds of $8.2 million, which was approximately $2.5 million less than the swap instruments fair value recorded in purchase accounting on May 16, 2008. This $2.5 million loss was recorded in “Other expense, net” in the Consolidated Statements of Income for the year ended December 31, 2008.

7.	Phantom Stock Units

In connection with the acquisition of DeepOcean, West Supply IV AS (West Supply), a significant DeepOcean shareholder, and certain members of DeepOcean management and their controlled entities were paid cash and issued phantom stock units (PSUs) by the Company as payment for their DeepOcean shares at NOK 32 per share. Each phantom stock unit permits the holder to acquire one share of the Company’s common stock for no additional consideration upon exercise, subject to certain vesting restrictions described below, or, at the Company’s option, it may pay the holder the cash equivalent of such shares of common stock, based on the weighted average trading price of the Company’s common stock during the last three trading days prior to each respective exercise date. West Supply received 50% of its sale consideration in PSUs, while certain DeepOcean management members received 40% of their sales proceeds in the form of PSUs.

In connection with the Company’s acquisition of West Supply’s shares of DeepOcean, a PSU agreement between the entities resulted in the Company issuing 1,352,558 PSUs to West Supply. The PSUs are not exercisable until January 11, 2009, which is 181 days after the completion and settlement of the mandatory tender offer (July 11, 2008) and expires on July 11, 2013, which is the fifth anniversary of the completion and settlement of the mandatory tender offer. The PSUs issued to West Supply are subject to certain U.S. legal restrictions on foreign ownership of U.S. maritime companies, which are included in the phantom stock unit agreements. The shares of common stock that would be issued upon the exercise of the PSUs have been registered with the Securities and Exchange Commission.

In May 2008, the Company also entered into PSU agreements with certain members of DeepOcean management and their controlled entities. Pursuant to these management PSU agreements, the Company issued an aggregate of 229,344 PSUs.

The PSUs issued to DeepOcean management and their controlled entities are subject to certain vesting and exercise periods. Generally, half of the PSUs granted to the members of DeepOcean’s management and their controlled entities vest and may be exercised on July 11, 2009, and the other half vest and may be exercised on July 11, 2010, the second anniversary of the completion and settlement of the mandatory tender offer. These vested PSUs are exercisable from such dates until July 11, 2013. All such PSUs fully vest and become exercisable upon certain change of control of the Company or if DeepOcean’s earnings before interest, taxes, depreciation and amortization for its fiscal year ended December 31, 2008 is greater than NOK 489 million ($70.1 million), which DeepOcean did not achieve at December 31, 2008. There are certain other non-service related vesting provisions for certain senior members of DeepOcean management upon their retirement from the Company.

The value of the PSUs issued to West Supply and certain members of DeepOcean’s management and their controlled entities was $35.14 per share calculated based upon the average trading price of the Company’s stock around the acquisition date. The total amount recorded as a component of equity for the issuance of PSUs in connection with the acquisition was $55.6 million.

8.	Fair Value Measurements

On September 16, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. The Company adopted SFAS No. 157 effective January 1, 2008, with no material impact on the Company’s consolidated financial position or its results of operations.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following hierarchy:

•	Level 1 — Valuations utilizing quoted, unadjusted prices for identical assets or liabilities in active markets that the Company has the ability to access. This is the most reliable evidence of fair value and does not require a significant degree of judgment.

•	Level 2 — Valuations utilizing quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 — Valuations utilizing significant, unobservable inputs. This provides the least objective evidence of fair value and requires a significant degree of judgment. Inputs may be used with internally developed methodologies and should reflect an entity’s assumptions using the best information available that market participants would use in pricing an asset or liability.

On October 10, 2008, the FASB issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and illustrates key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. FSP 157-3 had no impact on the Company’s consolidated financial position or its results of operations.

The estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Cash, cash equivalents, accounts receivable and accounts payable:  The carrying amounts approximate fair value due to the short-term nature of these instruments.

Debt:  The fair value of the Company’s fixed rate debt is based on quoted market prices and falls under the SFAS No. 157 hierarchy at a Level 2.

The carrying amounts and fair values of debt, including accrued interest were as follows (in thousands):

	2008	2007

Carrying amount	$770,080	$119,345
Fair value	562,783	173,655

As discussed in Note 6, the Company’s conversion feature contained in its 6.5% Debentures is required to be accounted for separately and recorded as a derivative financial instrument measured at fair value. The Company has determined that the derivative represents a Level 3 financial liability in the fair value hierarchy. The estimate of fair value was determined through the use of a Monte Carlo simulation lattice option-pricing model. The assumptions used in the valuation model include the Company’s stock closing price of $4.47, expected volatility of 50%, a discount rate of 10.95%, using United States Treasury Bond Rates of 1.39% and risk adjusted rates of 7.97% for the time value of options. The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative liability as classified as Level 3 in the fair value hierarchy (in thousands).

Balance on May 14, 2008 (Note 6)	$53,772
Unrealized gain for the period May 14, 2008 through December 31, 2008	(52,653)

Balance on December 31, 2008	$1,119

9.	Asset Sales

As of December 31, 2007, assets held for sale included land and buildings related to the Company’s Houma, Louisiana site and two marine vessels. In 2007, the Company decided to relocate its Houma, Louisiana site to St. Rose, Louisiana and to sell the land and buildings located in Houma. These assets had an aggregate net book value of approximately $1.7 million. The Houma facility sale was completed in February 2008 for net proceeds of $4.6 million, resulting in a $2.9 million gain on sale.

Marine vessels held for sale at December 31, 2007 included a crew boat and a supply vessel. During 2008, the Company sold the supply boat for $0.7 million in January 2008 and sold three vessels in April 2008 for net proceeds of $1.7 million. The sale price of these marine vessels sold in 2008 approximated their carrying value.

During 2007, three supply vessels and one Crew / Line Handler were sold for $4.5 million in net proceeds with a corresponding aggregate gain of $2.8 million.

10.	Other Assets

The Company’s other assets consist of the following (in thousands):

	As of December 31,
	2008	2007

Deferred financing costs, net of accumulated amortization of $5.0 million and $1.6 million at December 31, 2008 and 2007, respectively	$15,913	$3,049
Pension assets	236	183
Marine vessel spare parts	2,265	2,654
Capitalized information system costs	2,858	2,032
Restricted cash, noncurrent	—	3,813
Other	3,365	2,830

Other assets	$24,637	$14,561

11.	Income Taxes

Income (loss) before income taxes derived from U.S. and international operations are as follows (in thousands):

	2008	2007	2006

United States	$58,883	$12,017	$47,407
International	(152,325)	57,531	43,055

Income (loss) before income taxes	$(93,442)	$69,548	$90,462

The components of income tax expense from operations are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Current income taxes:
U.S. federal income taxes	$693	$844	$970
State income taxes	42	552	—
Foreign taxes	7,375	6,308	2,897
Deferred income taxes:
U.S. federal income taxes	25,145	6,625	15,591
State income taxes	580	291	979
Foreign taxes	(20,413)	(2,812)	13,286

Total income tax expense	$13,422	$11,808	$33,723

The Company’s deferred income taxes represent the tax effect of the following temporary differences between the financial reporting and income tax accounting bases of its assets and liabilities, as follows (in thousands):

	Deferred Tax Assets		Deferred Tax Liabilities
	Current	Non-Current	Current	Non-Current

As of December 31, 2008
Property and equipment	$—	$—	$—	$23,089
Foreign tax credit	8,740	—	—	—
Insurance reserves	852	—	—	—
Net operating loss carryforwards	—	70,405	—	—
Nonamortizable intangibles	—	—	—	11,213
Mark-to-market derivative	—	—	—	15,504
Company incentive plans	138	—	—	—
Convertible debt	—	—	—	12,955
Other	1,373	—	—	1,815

	$11,103	$70,405	$—	$64,576

Current deferred tax assets, net				$11,103

Non — current deferred tax asset, net — U.S. jurisdiction				$24,483

Non — current deferred tax asset, net — Foreign jurisdiction				$45,923

Valuation Allowance				$19,369

Deferred tax asset after valuation, net				$62,140

Non — current deferred tax liabilities, net — U.S. Jurisdiction				$39,574
Non — current deferred tax liabilities, net — foreign jurisdiction				24,989

Deferred tax liability, net				$2,423

	Deferred Tax Assets		Deferred Tax Liabilities
	Current	Non-Current	Current	Non-Current

As of December 31, 2007
Property and equipment	$—	$—	$—	$10,836
Foreign tax credit	5,538	—	—	—
Insurance reserves	1,273	—	—	—
Net operating loss carryforwards	—	36,299	—	—
Company incentive plans	699	—	—	—
Convertible debt				15,147
Other	848	—	—	1,432

	$8,358	$36,299	$—	$27,415

Current deferred tax assets, net				$8,358

Non — current deferred tax asset, net — U.S. jurisdiction				$8,476

Non — current deferred tax asset, net — Foreign jurisdiction				$408

Valuation Allowance				$17,242

Deferred tax asset after valuation, net				$—

Non — current deferred tax liabilities, net — foreign jurisdiction				$—

In accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” a full valuation allowance has been recorded against the Company’s 2008 and 2007 U.S. net operating losses and net deferred tax assets, as management does not consider the benefit to be more likely than not to be realized.

The Company has undistributed earnings of approximately $272.7 million in its foreign subsidiaries. The Company has not recorded a deferred tax liability with respect to these earnings because the Company does not expect those unremitted earnings to be repatriated and taxable to the Company. The amount of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries has not been disclosed because it is impractical to calculate the amount at this time. The Company does not anticipate repatriating funds from its Cayman Island subsidiary to the U.S.; the Company plans to use the funds in the Cayman Islands for future international expansion. It is not anticipated that the Company will need to repatriate any additional funds from Norway in the near future to fund U.S. operations or expansion.

The provisions (benefits) for income taxes as reported are different from the provisions (benefits) computed by applying the statutory federal income tax rate. The differences are reconciled as follows:

	Years Ended December 31,
	2008	2007	2006

Federal taxes at statutory rate	35.0%	35.0%	35.0%
State income taxes net of federal benefit	(0.7)%	1.2%	1.1%
Foreign tax rate differential	24.2%	(31.6)%	(3.9)%
Impairment of goodwill and intangibles	(64.5)%	0.0%	0.0%
Change in foreign tax laws	0.0%	(4.0)%	0.0%
Non-deductible items in foreign jurisdictions	1.6%	3.3%	1.7%
Other foreign taxes	(3.5)%	5.9%	2.3%
U.S. tax on deemed repatriation	(4.9)%	3.4%	0.0%
Uncertain tax positions	(1.6)%	4.7%	0.0%
Alternative minimum tax	(0.4)%	(1.4)%	1.1%
Other	0.4%	0.5%	0.0%

Effective tax rate	(14.4)%	17.0%	37.3%

A valuation allowance was provided against the Company’s U.S. net deferred tax asset as of the reorganization date. Fresh-start accounting rules require that release of the valuation allowance recorded against pre-confirmation net deferred tax assets is reflected as an increase to additional paid-in capital. To date, the Company has released approximately $49.8 million of the valuation allowance related to the pre-confirmation net deferred tax asset, which has increased the Company’s additional paid-in-capital account. As of December 31, 2008, the remaining net operating loss was approximately $69.8 million.

Although the Company recorded a profit from operations in recent years from its U.S. operations, the history of negative earnings from these operations and the emphasis to expand the Company’s presence in growing international markets constitutes significant negative evidence substantiating the need for a full valuation allowance against the U.S. net deferred tax assets as of December 31, 2008. The Company will use cumulative profitability and future income projections as key indicators to substantiate the release of the valuation allowance. This will result in an increase in additional paid-in-capital at the time the valuation allowance is reduced. If the Company’s U.S. operations continue to be profitable, it is possible we will release the valuation allowance at some future date.

As of December 31, the Company has remaining net operating losses in certain of its Norwegian and Brazilian entities totaling $152.9 million, resulting in a deferred tax asset of $43.4. A valuation allowance of $23.4 million was provided against the financial losses generated in one of the Companies Norwegian tonnage entities as the loss can only be utilized against future financial taxable profit and it is not possible to use group relief to offset taxable profits and losses for group companies subject to tonnage taxation. The remaining losses have an indefinite carry forward and will not expire.

Uncertain Tax Positions — The Company conducts business globally and, as a result, its or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities worldwide, including such major jurisdictions as Norway, Mexico, Brazil, Nigeria, Angola, Hong Kong, China, United Kingdom, Australia and the United States. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003.

The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. As a result of adoption, the Company recognized approximately $0.1 million to the January 1, 2007 retained earnings balance. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follow (in thousands):

Balance at January 1, 2007	$143
Additions based on tax positions related to the current year	678
Additions for tax positions of prior years	1,506

Balance at December 31, 2007	2,327
Additions based on tax positions related to the current year
Additions for tax positions of prior years	1,008
Reductions for tax positions of prior years	(116)
Settlements	(1,098)

Balance at December 31, 2008	$2,121

The entire balance of unrecognized tax benefits, if recognized, would affect the Company’s effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2008 and 2007, the Company recognized approximately $0.1 million and $1.1 million, respectively, in interest and penalties.

Norwegian Shipping Tax Regime — Norwegian Tonnage Tax legislation was enacted as part of the 2008 Norwegian budgetary process in essentially the same form as proposed in October 2007. This new tonnage tax regime is applied retroactively to January 1, 2007 forward and is similar to other EU tonnage tax regimes. As a result, all shipping and certain related income, but not financial income, is exempt from ordinary corporate income tax and subjected to a tonnage based tax. Unlike the current regime, where the taxation was only due upon a distribution of profits or an outright exit from the regime, the new regime provides for a tax exemption on profits earned after January 1, 2007.

As part of the legislation, the previous tonnage tax regime covering the period from 1996 through 2006 was repealed. Companies that are in the current regime, and enter into the new regime, will be subject to tax at 28% for all accumulated untaxed shipping profits generated between 1996 through December 31, 2006 in the tonnage tax company. Two-thirds of the liability (NOK 251 million, $36.0 million) is payable in equal installments over 10 years. The remaining one-third of the tax liability (NOK 126 million, $18.1 million) can be met through qualified environmental expenditures. Any remaining portion of the environmental part of the liability not expended at the end of fifteen years would be payable to the Norwegian tax authorities at that time. At December 31, 2008, the Company’s total tonnage tax liability was NOK 359 million ($51.5 million).

The Company’s policy under the previous regime was to recognize the deferred taxes associated with the earnings of its Norwegian Shipping tax regime subsidiary based on the 28% Norwegian statutory rate, which as of December 31, 2006, totaled NOK 394 million ($56.5 million at December 31, 2006). As a result of the enactment, the accumulated untaxed shipping profits were calculated pursuant to the transitional rules and determined to be NOK 377 million ($54.0 million at December 31, 2006). The Company adjusted its liability and recognized a foreign tax payable of $69.4 million and a tax- benefit in earnings of $2.8 million in 2007 related to the change.

Tonnage Tax Restructuring.  Trico Shipping AS, as a Norwegian tonnage tax entity, cannot own shares in a non-publicly listed entity with the exception of other Norwegian tonnage tax entities. Subsequent to the acquisition of DeepOcean ASA by Trico Shipping AS, DeepOcean ASA was delisted from the Oslo Bors exchange in August 2008. Trico Shipping AS had until January 31, 2009, under a series of waivers provided by the Norwegian Central Tax Office, to transfer its ownership interest in DeepOcean AS and the non tonnage tax entities. Failure to comply with this deadline would have resulted in the income of Trico Shipping AS being subject to a 28% tax rate and an exit tax liability, payable over a ten year period, being due and payable immediately. In a series of steps completed in December of 2008 and January of 2009, the ownership of DeepOcean AS and its non tonnage tax related subsidiaries was transferred to Trico Supply AS and the tonnage tax related entities owned by DeepOcean AS became subsidiaries of Trico Shipping AS. Following completion of these steps on January 30, 2009, Trico satisfied the tonnage tax requirements.

Mexican Tax System Changes — On October 1, 2007, the Mexican Government enacted substantial changes to its tax system. The new tax law generally took effect on January 1, 2008. Of particular importance is the law’s introduction of a flat tax (known as IETU), which replaces Mexico’s asset tax and will apply to taxpaying entities along with Mexico’s regular income tax. The Company believes that this flat tax is an income tax and should be accounted for under FASB Statement No. 109, Accounting for Income Taxes. In addition, the Company filed a claim with the Mexican judicial system challenging the constitutionality of this tax.

12.	Stockholders’ Equity

Authorized Shares — In August 2008, holders of shares of the Company’s common stock approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of the Company’s common stock from 25,000,000 to 50,000,000 shares.

Common Stock Repurchase Program — In July 2007, the Company’s Board of Directors authorized the repurchase of $100.0 million of the Company’s common stock in open-market transactions, including block purchases, or in privately negotiated transactions (the “Repurchase Program”). The Company expended $17.6 million for the repurchase of 570,207 common shares, at an average price paid per common share of $30.87 during 2007. There were no share purchases under the repurchase program in 2008. Other than shares purchased pursuant to the agreement described below, all shares were repurchased in open market transactions.

On August 9, 2007, the Company entered into a stock purchase agreement (the “Agreement”) with Kistefos AS, a Norwegian stock company (“Kistefos”), pursuant to which the Company may purchase up to $20.0 million of shares of the Company’s common stock from Kistefos from time to time during the period beginning August 9, 2007 and ending on the earlier of (i) the date the Company has acquired $20.0 million of shares from Kistefos, (ii) the date the Company publicly announces the termination or expiration of the Company’s Repurchase Program or (iii) the date on which Kistefos ceases to hold any shares.

In accordance with the Agreement, upon the purchases of shares of its common stock from other stockholders, pursuant to the Repurchase Program, the Company will purchase from Kistefos an amount equal to the number of Kistefos’ shares which could be sold such that Kistefos’ percentage ownership of the Company’s common stock will remain unchanged. The purchase price that the Company will pay Kistefos for any such purchases will equal the volume weighted average price for all shares purchased in the other purchases on the applicable purchase date. This Agreement is subject to limitations and adjustments from time to time in order to comply with applicable regulations promulgated by the Securities and Exchange Commission.

According to amendment 12 to Schedule 13D filed by Kistefos on July 31, 2007, as of the date of the Agreement, Kistefos beneficially owned 3,000,000 shares of the Company’s outstanding shares of common stock or approximately 20.0% of the outstanding shares. Of the 570,207 common shares purchased pursuant to the Repurchase Program, 114,042 were purchased from Kistefos pursuant to the Agreement.

All of the shares repurchased in the Repurchase Program are held as treasury stock. The Company records treasury stock repurchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock.

Warrants to Purchase Common Stock — In 2005, the Company issued 499,429 Series A Warrants (representing the right to purchase one share of the Company’s new common stock for $18.75 expiring on March 15, 2010) and 499,429 Series B Warrants (representing the right to purchase one share of the Company’s new common stock for $25.00 expiring on March 15, 2008) to each holder of the Company’s old common stock. During 2008, 1,128 Series A Warrants and 471,747 Series B Warrants were exercised for aggregate proceeds of $11.8 million. On March 17, 2008, 24,241 Series B Warrants expired unexercised and no Series B warrants remain outstanding. As of December 31, 2008, 494,074 Series A Warrants remain available for exercise.

Stockholder Rights Plan — In April 2007, the Company’s Board of Directors adopted a Stockholder Rights Plan, the (Rights Plan). Under the Rights Plan, the Company declared a dividend of one preferred share purchase right (a Right) for each outstanding share of common stock held by stockholders of record as of the close of business on April 19, 2007.

In April 2008, the Board of Directors of the Company approved the termination of the Rights Plan. The Board approved the acceleration of the final expiration date of the rights issued pursuant to the Rights Plan to April 28, 2008, at which date, at the close of business, the Rights Plan was terminated. The Rights have been de-registered and are no longer available for issuance under the Company’s amended by-laws.

13.	Earnings Per Share

Earnings per common share was computed based on the following (in thousands, except per share amounts):

	Years Ended December 31,
	2008	2007	2006

Net income (loss) attributable to Trico Marine Services, Inc.	$(113,655)	$60,172	$58,724

Weighted-average shares of common stock outstanding:
Basic	14,744	14,558	14,628
Add dilutive effect of:
Stock options and nonvested restricted stock	—	188	233
Warrants	—	391	345

Total	14,744	15,137	15,206

Earnings per Share:
Basic	$(7.71)	$4.13	$4.01

Diluted	$(7.71)	$3.98	$3.86

The calculation of diluted earnings per share excludes equity awards representing rights to acquire 1,239, 86 and 58 shares of common stock during 2008, 2007, and 2006, respectively, because the effect was antidilutive. Typically, awards are antidilutive when the exercise price of the options is greater than the average market price of the common stock for the period or when the results from operations are a net loss.

The Company’s 3% Debentures and 6.5% Debentures were not dilutive as the average price of the Company’s common stock was less than the conversion price for each series of the debentures during the presented periods they were outstanding (Note 5). Although the Company has the option of settling the principal amount of 6.5% Debentures in either cash, stock or a combination of both, management’s current intention is to settle the amounts when converted with available cash on hand, through borrowings under the Company’s existing lines of credit or other refinancing as necessary. Therefore, the Company has excluded the potential dilutive effect of the principal amount of these 6.5% Debentures in the calculation of diluted earnings per share.

14.	Stock-Based Compensation

The 2004 Stock Incentive Plan (the “2004 Plan”), which was approved by shareholders, provides for the grant of incentive stock options, non-qualified stock options, restricted stock and unrestricted stock awards to key employees and directors of the Company. There were 487,429 shares remaining available for issuance under the 2004 Plan as of December 31, 2008.

Stock options granted to date have an exercise price equal to the market value of the common stock on the date of grant and generally expire seven years from the date of grant. Grants of restricted stock are issued at the market value of the common stock on the date of grant. Restricted stock and stock options granted to the Company’s employees generally vest in annual increments over a three or four-year period beginning one year from the grant date and compensation expense is recognized on a straight line basis. Awards granted to directors generally vest after thirty days from the grant date.

Total stock-based compensation expense recognized was $3.8 million, $3.2 million and $2.0 million, for the years ended December 31, 2008, 2007 and 2006, respectively. The Company has not recognized any tax benefits in connection with stock-based compensation expense as a result of the valuation allowance recorded against its U.S. net deferred tax assets.

At December 31, 2008, there was $4.5 million of unrecognized compensation cost related to unvested stock option and restricted stock awards. This cost is expected to be recognized over a weighted-average period of approximately 1.2 years.

Stock Options — The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model assumes that option exercises occur at the end of an option’s contractual term and that expected volatility, expected dividends, and risk-free interest rates are constant over the option’s term. The expected term represents the period of time that options granted are expected to be outstanding. The risk-free interest rate of the option is based on the U.S. Treasury zero-coupon with a remaining term equal to the expected term used in the assumption model. The fair value of options was estimated using the following assumptions:

Expected term (years)	4.5	5.0	5.0
Expected volatility	33.00%	35.15%	36.47%
Risk — free interest rate	2.90%	4.77%	4.70%
Expected dividends	—	—	—

A summary of changes in outstanding stock options as of December 31, 2008 is as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Shares	Exercise Price	Term	Value
	(In thousands)		(In years)	(In thousands)

Outstanding at January 1, 2008	228	$22.56
Granted	5	32.16
Exercised	(8)	11.00
Forfeited	(14)	35.96

Outstanding at December 31, 2008	211	$22.35	4.12	$—

Exercisable at December 31, 2008	110	$18.97	3.81	$—

The weighted average grant-date fair value of options granted during the years ended December 31, 2008, 2007 and 2006, was $10.36, $16.18 and $11.77, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was approximately $0.2 million, $2.8 million and $2.0 million, respectively. The Company received $0.1 million in cash from the exercise of stock options during the year ended December 31, 2008.

Restricted Stock — The following summarizes the activity with respect to nonvested stock awards for the year ended December 31, 2008:

		Weighted
		Average Grant Date
	Shares	Fair Value per Share
	(In thousands)

Nonvested at January 1, 2008	120	$33.80
Granted	208	28.85
Vested	(26)	33.00
Forfeited	(47)	30.93

Nonvested at December 31, 2008	255	$30.37

The weighted-average grant date fair value of nonvested stock awarded during the years ended December 31, 2008, 2007 and 2006, was $28.85, $37.81, and $29.70, respectively. The total fair value of stock that vested during the years ended December 31, 2008, 2007 and 2006, was $0.9 million, $1.8 million and $0.8 million, respectively.

15.	Employee Benefit Plans

Defined Contribution Plan

The Company has a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code (the “Plan”) that covers substantially all U.S. employees meeting certain eligibility requirements. Employees may contribute any percentage of their eligible compensation on a pre-tax basis (subject to certain ERISA limitations). The Company will match 25% of the participants’ pre-tax contributions up to 5% of the participants’ taxable wages or salary. The Company may also make an additional matching contribution to the Plan at its discretion. For the years ended December 31, 2008, 2007 and 2006, the Company made contributions to the Plan of approximately $0.1 million, $0.2 million and $0.2 million, respectively.

The Company’s United Kingdom employees at CTC Marine, acquired in May 2008, participate in a defined contribution plan covering substantially all of its employees. The Company contributes 5% of eligible employees’ base salary annually and employee contributions are optional. For the year ended December 31, 2008, the Company contributions totaled approximately $0.3 million.

Defined Benefit Plans

United Kingdom Pension Plan — Certain of the Company’s United Kingdom employees are covered by the Merchant Navy Officers Pension Fund (the “MNOPF Plan”), a non-contributory, multiemployer defined benefit pension plan. Plan actuarial valuations are determined every three years. The most recent actuarial valuation was completed in 2006 which resulted in a funding deficit of approximately $1.6 million, reflected in other liabilities in the consolidated balance sheet as of December 31, 2008. During the years ended December 31, 2008, 2007 and 2006, the Company recognized costs of $0.2 million, $0.6 million, and $1.1 million, respectively, for the MNOPF Plan, representing assessments of current obligations to the MNOPF Plan.

Norwegian Pension Plans — Substantially all of the Company’s Norwegian employees are covered by two non-contributory, defined benefit pension plans. Benefits are based primarily on participants’ compensation and years of credited services. The Company’s policy is to fund contributions to the plans based upon actuarial computations.

In 2006, the Financial Accounting Standards Board issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The Company adopted SFAS No. 158 on December 31, 2006. The adoption of SFAS 158 required the Company to recognize the over-funded pension asset and the under-funded pension liability on the consolidated balance sheets. The Company recognized as accumulated other comprehensive loss, net of taxes, the actuarial gains and losses and Norwegian social security obligations that arose but were not previously required to be recognized as components of net periodic benefit cost. In subsequent periods, other comprehensive income will be adjusted as these amounts are recognized into income as components of net periodic benefit cost.

The following is a comparison of the benefit obligation and plan assets for the Company’s Norwegian pension plans (in thousands):

	Years Ended December 31,
	2008	2007

Change in Benefit Obligation:
Benefit obligation at beginning of the period	$6,249	$5,411
Service cost	1,530	721
Interest cost	388	251
Benefits paid	(240)	(318)
Actuarial loss (gain)	(1,361)	684
Settlement(1)	—	(1,321)
Acquisition	6,756	—
Translation adjustment	(1,343)	821

Benefit obligation at end of year	$11,979	$6,249

Change in Plan Assets
Fair value of plan assets at beginning of the period	$6,171	$5,946
Actual return on plan assets	454	299
Contributions	1,580	818
Benefits paid	(1,024)	(318)
Settlement payment(1)	—	(1,498)
Acquisition	4,885	—
Translation adjustment	(1,360)	924

Fair value of plan assets at end of year	$10,706	$6,171

(1)	Due to changes in Norwegian legislation, one of the three Norwegian defined benefit pension plans, outstanding as of December 31, 2006, was terminated on January 1, 2007. The Company accounted for the plan termination as a plan settlement.

The following table summarizes net periodic benefit costs for the Company’s Norwegian pension plans (in thousands):

	Years Ended December 31,
	2008	2007	2006

Components of Net Periodic Benefit Cost
Service cost	$1,530	$721	$637
Interest cost	388	251	207
Return on plan assets	(406)	(273)	(236)
Social security contributions	115	66	176
Recognized net actuarial loss	39	50	36

Net periodic benefit cost	$1,666	$815	$820

The following table presents the funded status of the pension plans (in thousands):

	As of December 31,
	2008	2007

Reconciliation of funded status:
Projected benefit obligation	$(11,979)	$(6,249)
Fair value of plan assets	10,706	6,171

(Under) over funded status	$(1,273)	$(78)

Accumulated benefit obligation	$8,427	$4,621

Amount recognized in the consolidated balance sheets:
Other assets	$236	$183

Other liabilities	$1,511	$273

Accumulated other comprehensive income (loss), net	$938	$(915)

Items included in accumulated other comprehensive income and not yet recognized in net periodic benefit cost:
Unrecognized net actuarial loss	$204	$1,196
Social security obligations	29	57

	$233	$1,253

The vested benefit obligation is calculated as the actuarial present value of the vested benefits to which employees are currently entitled based on the employees’ expected date of separation or retirement. The weighted average assumptions shown below were used for both the determination of net periodic benefit cost, and the determination of benefit obligations as of the measurement date. In determining the weighted average assumptions, the Company reviewed overall market performance and specific historical performance of the investments in the plan.

	Year Ended December 31,
	2008	2007	2006

Weighted-Average Assumptions
Discount rate	4.91%	4.70%	4.50%
Return on plan assets	6.10%	5.50%	5.50%
Rate of compensation increase	4.30%	4.50%	4.50%

The Company’s investment strategy focuses on providing a stable return on plan assets using a diversified portfolio of investments. The Company’s asset allocations were as follows:

	Year Ended December 31,
	2008	2007	2006

Equity securities	8%	25%	30%
Debt securities	63%	59%	55%
Property and other	29%	16%	15%

All asset categories	100%	100%	100%

The Company expects to make contributions of $2.7 million in 2009 under the Norwegian plans. Based on the assumptions used to measure the Company’s Norwegian pension benefit obligations under the Norwegian plans, the Company expects that benefits to be paid over the next five years will be as follows (in thousands):

Year Ending December 31,

2009	$530
2010	564
2011	572
2012	584
2013	590
Years 2014 — 2018	3,208

16.	Noncontrolling Interest of Consolidated Subsidiaries

On June 30, 2006, the Company entered into a long-term shareholders agreement with a wholly-owned subsidiary of China Oilfield Services Limited (“COSL”) for the purpose of providing marine transportation services for offshore oil and gas exploration, production and related construction and pipeline projects mainly in Southeast Asia/China. As a result of this agreement, the companies formed a limited-liability company, Eastern Marine Services Limited (“EMSL”), located in Hong Kong. The Company owns a 49% interest in EMSL, and COSL owns a 51% interest.

EMSL is managed pursuant to the terms of its shareholders agreement which provides for equal representation for COSL and the Company on the board of directors and in management. In exchange for its 49% interest in EMSL, the Company agreed to contribute 14 vessels. COSL made a capital contribution to EMSL of approximately $20.9 million in cash in exchange for its 51% interest. In exchange for the Company’s contribution of 14 vessels, EMSL paid the Company approximately $17.9 million, $3.5 million of which was held in escrow until the second closing which occurred on January 1, 2008. Of the 14 vessels contributed to EMSL, five were mobilized during 2007 with an additional five vessels in 2008. Two of the remaining four vessels are bareboat contracted to the Company in West Africa with plans to mobilize to Southeast Asia/China in 2009. The last two vessels are operated by the Company under a management agreement with EMSL.

There is potential for the Company to provide subordinated financial support as required per the shareholders agreement to fund, in proportion to the shareholders’ respective ownership percentages, project start-up costs associated with the development and establishment of EMSL to the extent they exceed the working capital of EMSL. Under the rules of FIN 46, “Consolidation of Variable Interest Entities”, because of the potential for disproportionate economic return, the Company presents the financial position and results of operations of EMSL on a consolidated basis.

For the years ended December 31, 2008 and 2007, the partner’s share of EMSL’s income (loss) was approximately $6.8 million and ($3.2) million, respectively, which is recorded as a component of “Noncontrolling Interest” in the Company’s Consolidated Statements of Income.

Presented below is EMSL’s condensed balance sheets (in thousands).

	As of December 31,
	2008	2007

ASSETS
Current assets	$19,401	$3,410
Property & equipment, net	23,255	22,263

Total assets	$42,656	$25,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,194	$7,172
Stockholders’ equity	39,462	18,501

Total liabilities and stockholders’ equity	$42,656	$25,673

Presented below is EMSL’s condensed statements of operations (in thousands).

	For the Years Ended December 31,
	2008	2007

Revenues	$30,879	$4,465
Operating Expenses:
Direct vessel operating expenses	10,507	6,035
Depreciation expense	4,424	2,705
General and administrative	2,406	2,026

Total operating expense	17,337	10,766

Operating income (expense)	13,542	(6,301)
Miscellaneous income (expense)	(226)	47

Net income (loss)	$13,316	$(6,254)

At December 31, 2007, the Company consolidated its 49% variable interest in a Mexican subsidiary, Naviera Mexicana de Servicios, S. de R.L de CV (“NAMESE”). The remaining 51% interest is held by a company incorporated in Mexico ( the “Partner”). Effective January 1, 2008, the Company executed an agreement with the Partner providing them with an agency fee that will pay them a per diem rate based on the number of vessels operating in Mexico. In conjunction with the execution of the agency agreement, the shareholders of NAMESE also agreed to amend the by-laws, which among other things, granted a put option to the Partner enabling them to require Trico to purchase their equity interest in NAMESE at a specified strike price. Because the Partner could require Trico to purchase their shares in NAMESE at a specified price via their put option, an event outside of Trico’s control, the Partner’s shares were deemed to be mandatorily redeemable pursuant to the requirements of FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. Mandatorily redeemable financial instruments must be accounted for as liabilities under FAS 150 at a value based on their estimated redemption amount. As a result, the Company recorded a liability of approximately $0.2 million reflecting the estimated redemption amount of the Partner’s equity interest, and eliminated the Partner’s noncontrolling interest in the net assets of NAMESE on the consolidated balance sheet. The difference between the carrying value of the noncontrolling interest and the estimated redemption liability has been reflected as an adjustment to the carrying value of the assets in NAMESE, consistent with step acquisition accounting requirements. Additionally, because the Partner is no longer deemed to hold a residual equity interest in NAMESE, the Company recognizes 100% of the consolidated profit of NAMESE, with no adjustment for noncontrolling interest.

For the year ended December 31, 2007, the Partner’s share of NAMESE’s profits was approximately $0.8 million, which reduced “Noncontrolling Interest” in the Company’s Consolidated Statements of Income.

In 2008, DeepOcean entered into a joint venture for the construction of a vessel. At December 31, 2008, DeepOcean had contributed $3.5 million.

Below is a reconciliation of the Company’s noncontrolling interest on its Consolidated Balance Sheet at December 31, 2008 (in thousands):

Noncontrolling interest at December 31, 2007	$12,878
Capital contribution	3,519
Noncontrolling interest’s income in EMSL	6,791
Distribution to NAMESE Partner	(244)
Adjustment to carrying value of NAMESE assets	(824)
Foreign currency translation	(234)

Noncontrolling interest at December 31, 2008	$21,886

17.	Commitments and Contingencies

Litigation — In the ordinary course of business, the Company is involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. The Company does not believe that any of these proceedings, if adversely determined, would have a material adverse effect on its financial position, results of operations or cash flows. Additionally, certain claims would be covered under the Company’s insurance policies. Management, after review with legal counsel and insurance representatives, is of the opinion these claims and legal proceedings will be resolved within the limits of the Company’s various insurance policies. At December 31, 2008 and 2007, the Company accrued for liabilities in the amount of approximately $2.3 million and $2.5 million, respectively, based upon the gross amount that management believes it may be responsible for paying in connection with these matters. The amounts the Company will ultimately be responsible for paying in connection with these matters could differ materially from amounts accrued.

Brazilian Tax Assessments — On March 22, 2002, the Company’s Brazilian subsidiary received a non-income tax assessment from a Brazilian state tax authority for approximately 28.6 million Reais ($12.3 million at December 31, 2008). The tax assessment is based on the premise that certain services provided in Brazilian federal waters are considered taxable by certain Brazilian states as transportation services. The Company filed a timely defense at the time of the assessment. In September 2003, an administrative court upheld the assessment. In response, the Company filed an administrative appeal in the Rio de Janeiro administrative tax court in October 2003. In November 2005, the Company’s appeal was submitted to the Brazilian state attorneys for their response. On December 8, 2008, the final hearing took place and the Higher Administrative Tax Court ruled in favor of Trico. The Company is currently waiting for the notification of the State Attorneys Office of the ruling and the subsequent appeal to be filed by them with the Special Court of the Higher Administrative Tax Court. The Company is under no obligation to pay the assessment unless and until such time as all appropriate appeals are exhausted. The Company intends to vigorously challenge the imposition of this tax. Many of our competitors in the marine industry have also received similar non-income tax assessments. Broader industry actions have been taken against the tax in the form of a suit filed at the Brazilian Federal Supreme Court seeking a declaration that the state statute attempting to tax the industry’s activities is unconstitutional. This assessment is not income tax based and is therefore not accounted for under FIN 48. The Company has not accrued any amounts for the assessment of the liability.

During the third quarter of 2004, the Company received a separate non-income tax assessment from the same Brazilian state tax authority for approximately 3.0 million Reais ($1.3 million at December 31, 2008). This tax assessment is based on the same premise as noted above. The Company filed a timely defense in October 2004. In January 2005, an administrative court upheld the assessment. In response, the Company filed an administrative appeal in the Rio de Janeiro administrative tax court in February 2006. On January 22, 2009, the Company filed a petition requesting for the connection of the two cases, and asking for the remittance of the case to the other Administrative Section that ruled favorable to Trico in the other case mentioned above. The President of the Higher Administrative Tax Court is analyzing this request. This assessment is not income tax based and is therefore not accounted for under FIN 48. The Company has not accrued any amounts for the assessment of the liability.

If the Company’s challenges to the imposition of these taxes (which may include litigation at the Rio de Janeiro state court) prove unsuccessful, current contract provisions and other factors could potentially mitigate the Company’s tax exposure. Nonetheless, an unfavorable outcome with respect to some or all of the Company’s Brazilian state tax assessments could have a material adverse affect on the Company’s financial position and results of operations if the potentially mitigating factors also prove unsuccessful.

Construction Commitments — At December 31, 2008, we had total construction commitments of $182.8 million for the construction of nine vessels, of which $110.5 million, $72.3 million and $10.6 million are expected to be paid in 2009, 2010 and 2011, respectively, based on anticipated delivery schedules which are subject to potential delays. Of the total construction commitments, the Company has obtained financing for approximately $111.1 million. The total purchase price for each vessel is subject to certain adjustments based on the timing of delivery and the vessel’s specifications upon delivery.

On October 22, 2008, Solstrand Shipyard AS (Solstrand), filed for bankruptcy in Norway. The Company had contracted Solstrand to construct and deliver one vessel to supplement its North Sea fleet. As a result of this bankruptcy, delivery of the vessel was uncertain and Solstrand Shipyard’s bankruptcy counsel had requested a significant increase in purchase price in order to complete the vessel construction. The Company had made a down payment of $5 million at time of execution of the construction contract in March 2006. On November 21, 2008, the Company entered into a termination agreement with Solstrand Shipyard cancelling the construction contract in exchange for Solstrand Shipyard returning to the Company its original investment plus interest, totaling $5.1 million. The Company had capitalized other costs in relation to the construction of the vessel, primarily capitalized interest, totaling $0.8 million which were expensed in connection with the cancellation. As a result, the Company has no further payment or other obligations with respect to such contract and will not be receiving the vessel when completed.

Operating Leases — On September 30, 2002, one of the Company’s primary U.S. subsidiaries, Trico Marine Operators, Inc., entered into a master bareboat charter agreement (the “Master Charter”) with General Electric Capital Corporation (“GECC”) for the sale-lease back of three Crew/Line Handlers. All obligations under the Master Charter are guaranteed by Trico Marine Assets, Inc., the Company’s other primary U.S. subsidiary, and Trico Marine Services, Inc, the parent company. The Company has provided GECC with a pledge agreement (the “Pledge Agreement”) and $1.7 million cash deposit pursuant to the Master Charter. The deposit has been classified as “Other Assets” in the accompanying consolidated balance sheet.

The Master Charter also contains cross-default provisions, which could be triggered in the event of certain conditions, or the default and acceleration of the Company or certain subsidiaries with respect to any loan agreement which results in an acceleration of such loan agreement. Upon any event of default under the Master Charter, GECC could elect to, among other things, terminate the Master Charter, repossess and sell the vessels, and require the Company or certain subsidiaries to make up to a $9.7 million stipulated loss payment to GECC. If the conditions of the Master Charter requiring the Company to make a stipulated loss payment to GECC were met, such a payment could impair the Company’s liquidity.

In December 2004, the Company entered into a sale-leaseback transaction for its 14,000 square foot primary office in the North Sea to provide additional liquidity. The Company entered into a 10-year operating lease for the use of the facility, with annual rent payments of approximately $0.3 million. The lease contains options, at the Company’s discretion, to extend the lease for an additional six years, as well as a fair-value purchase option at the end of the lease term.

Future minimum payments under non-cancelable operating leases, which primarily comprise of time charters for vessels due to the DeepOcean acquisition, with terms in excess of one year in effect at December 31, 2008, were $115.1 million, $107.5 million, $63.7 million, $36.2 million, $28.9 million and $47.3 million for the years ending December 31, 2009, 2010, 2011, 2012, and 2013, and subsequent years, respectively. Operating lease expense in 2008, 2007, and 2006 was $63.7 million, $2.7 million and $1.7 million, respectively.

18.	Segment and Geographic Information

Following the Company’s acquisition of DeepOcean, consideration was given to how management reviews the results of the new combined organization. Generally, the Company believes its business is now segregated into three operational units or segments: Subsea Services, Subsea Trenching and Protection and Towing and Supply. Therefore, segment data has been retrospectively adjusted to present prior year data in accordance with the new reportable segments.

The Towing and Supply segment is generally representative of the operations of the Company prior to its acquisition of DeepOcean. The Subsea Services segment is primarily represented by the DeepOcean operations except for the Subsea Trenching and Protection segment operations conducted through its wholly-owned subsidiary, CTC Marine. The Subsea Services segment also includes seven subsea platform supply vessels (SPSVs) that the Company had in service prior to the acquisition of DeepOcean.

		Subsea
		Trenching
	Subsea	and	Towing and
	Services	Protection	Supply	Corporate	Total
	(In thousands)

2008
Revenues from Unaffiliated Customers	$221,838	$123,804	$210,489	$—	$556,131
Intersegment Revenues	4,850	7,057	—	—	11,907
Depreciation and Amortization	22,612	14,153	24,487	180	61,432
Impairments(a)	133,183	39,657	—	—	172,840
Operating Income (Loss)(a)	(114,575)	(35,264)	45,875	(23,581)	(127,545)
Interest Income	5,839	2	3,713	321	9,875
Interest Expense	(9,969)	(1,481)	(62)	(24,324)	(35,836)
Capital Expenditures for Property and Equipment	44,938	20,877	40,040	1,623	107,478
Total Assets	579,727	175,986	445,047	1,976	1,202,736

		Subsea
		Trenching
	Subsea	and	Towing and
	Services	Protection	Supply	Corporate	Total
	(In thousands)

2007
Revenues from Unaffiliated Customers	$31,171	$—	$224,937	$—	$256,108
Depreciation and Amortization	2,092	—	21,625	654	24,371
Impairments	—	—	116	—	116
Operating Income (Loss)	11,594	—	75,483	(20,447)	66,630
Interest Income	—	—	10,817	3,315	14,132
Interest Expense	—	—	(595)	(6,973)	(7,568)
Capital Expenditures for Property and Equipment	22,358	—	3,330	375	26,063
Total Assets	112,144	—	567,289	1,014	680,447
2006
Revenues from Unaffiliated Customers	$26,333	$—	$222,384	$—	$248,717
Depreciation and Amortization	2,471	—	22,347	180	24,998
Impairments	—	—	2,580	—	2,580
Operating Income (Loss)	14,118	—	84,405	(10,133)	88,390
Interest Income	—	—	1,700	2,498	4,198
Interest Expense	—	—	(1,286)	—	(1,286)
Capital Expenditures for Property and Equipment	15,742	—	3,401	329	19,472
Total Assets	68,275	—	364,709	2,338	435,322

(a)	Includes impairment of goodwill of $169.7 million and trade names of $3.1 million based on our annual impairment analysis under SFAS 142. See Note 3 for further discussion.

The Company is a worldwide provider of vessels, services and engineering for the offshore energy and Subsea Services markets. The Company’s reportable business segments generate revenues in the following geographical areas (i) the North Sea, (ii) West Africa, (iii) Latin America (primarily comprising Mexico and Brazil), (iv) the Gulf of Mexico and (v) Other (including Southeast Asia/China). The Company reports its tangible long-lived assets in the geographic region where the property and equipment is physically located and is available for conducting business operations.

Selected geographic information is as follows (in thousands):

The following table presents consolidated revenues by country based on the location of the use of the products or services:

	Year Ended December 31,
	2008	2007	2006

United States	$41,702	$65,784	$102,831
North Sea	323,358	138,835	106,435
Mexico	53,440	9,807	7,352
Southeast Asia/China	35,863	699	—
Brazil	25,596	4,599	4,372
West Africa	47,448	36,384	27,727
Other	28,724	—	—

Total	$556,131	$256,108	$248,717

The following table presents long-lived assets by country based on the location:

	December 31,
	2008	2007

United States	$51,846	$42,840
North Sea	436,166	399,059
United Kingdom	87,697	—
China	8,553	1,987
Mexico	200,639	6,720
Brazil	1,432	2,425
West Africa	18,077	20,583

Total	$804,410	$473,614

Two customers, Grupo Diavaz and Statoil, represented more than 10% of consolidated revenues for the year ended December 31, 2008 totaling 10% and 21% of total revenues. These amounts are reflected in all three of the Company’s operating segments. No individual customer represented more than 10% of consolidated revenues for the years ended December 31, 2007 and 2006. In the normal course of business, the Company extends credit to its customers on a short-term basis. Because the Company’s principal customers are national oil companies and major oil and natural gas exploration, development and production companies, credit risks associated with its customers are considered minimal. However, the Company routinely reviews its accounts receivable balances and makes provisions for probable doubtful accounts as it deems appropriate.

19.	Quarterly Financial Data (Unaudited)

The table below sets forth unaudited financial information for each quarter of the last two years (in thousands, except per share amounts):

	First	Second		Third		Fourth
	Quarter	Quarter(a)		Quarter		Quarter

Year ended December 31, 2008
Total revenues	$59,175	$104,292		$214,793		$177,871
Operating income (loss)	11,504	5,520		19,193		(163,762	)(c)
Net income (loss)	11,147	(2,077	)(b)	33,190	(b)	(149,124	)(b)(c)(d)
Earnings (loss) per common share:
Basic	$0.72	$(0.24)		$2.05		$(10.10)
Diluted	$0.69	$(0.24)		$1.82		$(10.10)
Year ended December 31, 2007
Total revenues	$61,969	$58,710		$70,446		$64,983
Operating income	20,783	5,291		22,310		18,246
Net income	12,448	3,195		12,368		29,729
Earnings per common share:
Basic	$0.96	$0.25		$0.85		$2.09
Diluted	$0.92	$0.24		$0.82		$2.03

(a)	The second quarter of 2008 includes the results of the DeepOcean acquisition from the acquisition date of May 16, 2008.

(b)	Includes unrealized gain (loss) of ($2.3 million), $31.5 million and $23.4 million for the second, third and fourth quarters of 2008, respectively, related to an embedded derivative within the Company’s 6.5% Debentures that requires valuation under SFAS No. 157.

(c)	Includes impairment of goodwill of $169.7 million and trade names of $3.1 million based on the Company’s annual impairment analysis under SFAS 141.

(d)	Includes gain of $9.0 million due to the conversion by two bondholders of the Company’s 6.5% Debentures with a face value of $22.0 million.

20.	Supplemental Condensed Consolidating Financial Information

Trico Shipping AS (the Issuer), a consolidated subsidiary of Trico Marine Services, Inc. (the Parent Guarantor or Company) plans to issue Senior Secured Notes (the Notes). The Notes will be unconditionally guaranteed on a senior basis by Trico Supply AS and each of the other direct and indirect parent companies of the Issuer (other than the Parent Guarantor) and by each direct and indirect subsidiary of Trico Supply AS other than the Issuer (collectively, the Subsidiary Guarantors). The Notes will also be unconditionally guaranteed on a senior subordinated basis by the Parent Guarantor. The guarantees to be issued by the Parent Guarantor and the Subsidiary Guarantors will be full and unconditional, joint and several guarantees of the Notes. The Notes and the guarantees will rank equally in right of payment with all of the Issuer’s and the Subsidiary Guarantors’ existing and future indebtedness and rank senior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future subordinated indebtedness. The Parent Guarantor’s guarantee will rank junior in right of payment to up to $50 million principal amount of indebtedness under the Parent Guarantor’s $50 million U.S. Revolving Credit Facility. All other subsidiaries of the Parent Guarantor, either direct or indirect, will not guarantee the Notes (collectively, the Non-Guarantor Subsidiaries). The Issuer and the Subsidiary Guarantors and their consolidated subsidiaries are 100% owned by the Parent Guarantor.

Under the terms of the indenture governing the Notes and the Issuer’s proposed $35.0 million Working Capital Facility to be entered in concurrently with the closing of the Notes offering, Trico Supply AS will be restricted from paying dividends to its parent, and Trico Supply AS and its restricted subsidiaries (including the Issuer) will be restricted from making intercompany loans to the Company and its subsidiaries (other than Trico Supply AS and its restricted subsidiaries).

The following tables present the condensed consolidating balance sheets as of December 31, 2008 and 2007, and the condensed consolidating statements of income and of cash flows for the years ended December 31, 2008, 2007, and 2006 of (i) the Parent Guarantor, (ii) the Issuer, (iii) the Subsidiary Guarantors, (iv) the Non-Guarantor Subsidiaries, and (v) consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries.

Additionally, the Company has provided condensed consolidating balance sheets as of December 31, 2008 and 2007, and the condensed consolidating statements of income and of cash flows for the years ended December 31, 2008, 2007, and 2006 of (i) the Issuer, (ii) the Subsidiary Guarantors, excluding the parent companies of Trico Supply AS, and (iii) consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries (collectively, the Trico Supply Group). The purpose of these tables is to provide the financial position, results of operations and cash flows of the group of entities which own substantially all of the collateral securing the Notes and are subject to the restrictions of the indenture. For purposes if this presentation, investments in consolidated subsidiaries are accounted for under the equity method.

Prior periods have been prepared to conform to the Company’s current organizational structure.

CONDENSED CONSOLIDATING BALANCE SHEET
YEAR ENDING DECEMBER 31, 2008

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$16,355	$48,132	$30,126	$—	$94,613
Restricted cash	—	—	2,680	886	—	3,566
Accounts receivable, net	—	15,681	108,940	40,531	—	165,152
Prepaid expenses and other current assets	—	967	9,284	(6,876)	—	3,375

Total current assets	—	33,003	169,036	64,667	—	266,706
Net property and equipment, net	1,243	109,701	596,509	96,957	—	804,410
Intercompany receivables (debt and other payables)	386,231	(439,876)	(130,470)	184,115	—	—
Intangible assets	—	—	106,983	—	—	106,983
Other assets	13,051	3,886	3,679	4,021	—	24,637
Investments in subsidiaries	178,321	248,908	(276,448)	—	(150,781)	—

Total assets	$578,846	$(44,378)	$469,289	$349,760	$(150,781)	$1,202,736

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$10,000	$—	$71,724	$1,258	$—	$82,982
Accounts payable	—	2,396	32,169	19,307	—	53,872
Accrued expenses	125	2,737	61,537	21,257	—	85,656
Accrued interest	5,303	3,234	1,765	81	—	10,383
Foreign taxes payable	—	4,000	—	—	—	4,000
Income taxes payable	—	—	17,442	691	—	18,133

Total current liabilities	15,428	12,367	184,637	42,594	—	255,026
Long-term debt	383,309	172,195	125,327	6,267	—	687,098
Long-term derivative	1,119	—	—	—	—	1,119
Foreign taxes payable	—	47,508	—	—	—	47,508
Deferred income taxes	372	—	4,732	—	—	5,104
Other liabilities	—	—	2,664	3,337	—	6,001

Total liabilities	400,228	232,070	317,360	52,198	—	1,001,856

Commitments and contingencies
Total equity	178,618	(276,448)	151,929	297,562	(150,781)	200,880

Total liabilities and equity	$578,846	$(44,378)	$469,289	$349,760	$(150,781)	$1,202,736

CONDENSED CONSOLIDATING BALANCE SHEET
YEAR ENDING DECEMBER 31, 2008 — (Continued)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors	Adjustments(3)	Trico Supply Group

ASSETS
Current assets:
Cash and cash equivalents	$16,355	$48,132	$2	$64,489
Restricted cash	—	2,680	—	2,680
Accounts receivable, net	15,681	108,940	—	124,621
Prepaid expenses and other current assets	967	9,284	—	10,251

Total current assets	33,003	169,036	2	202,041
Net property and equipment, net	109,701	596,509	—	706,210
Intercompany receivables (debt and other payables)	(439,876)	(130,470)	(35,631)	(605,977)
Intangible assets	—	106,983	—	106,983
Other assets	3,886	3,679	—	7,565
Investments in subsidiaries	248,908	(276,448)	27,540	—

Total assets	$(44,378)	$469,289	$(8,089)	$416,822

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$—	$71,724	$—	$71,724
Accounts payable	2,396	32,169	—	34,565
Accrued expenses	2,737	61,537	—	64,274
Accrued interest	3,234	1,765	—	4,999
Foreign taxes payable	4,000	—	—	4,000
Income taxes payable	—	17,442	—	17,442

Total current liabilities	12,367	184,637	—	197,004

Long-term debt	172,195	125,327		297,522
Foreign taxes payable	47,508	—	—	47,508
Deferred income taxes	—	4,732	—	4,732
Other liabilities	—	2,664	—	2,664

Total liabilities	232,070	317,360	—	549,430

Commitments and contingencies
Total equity	(276,448)	151,929	(8,089)	(132,608)

Total liabilities and equity	$(44,378)	$469,289	$(8,089)	$416,822

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

(3)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and investment in subsidiary balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING BALANCE SHEET
YEAR ENDING DECEMBER 31, 2007

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$82,585	$37,591	$11,287	$—	$131,463
Restricted cash	—	—	1,152	3,595	—	4,747
Accounts receivable, net	—	23,455	3,894	19,904	—	47,253
Prepaid expenses and other current assets	642	1,382	491	2,508	—	5,023
Assets held for sale	—	—	—	3,786	—	3,786

Total current assets	642	107,422	43,128	41,080	—	192,272
Net property and equipment, net	—	165,034	217,018	91,562	—	473,614
Intercompany receivables (debt and other payables)	—	(2,271)	(199,523)	201,794	—	—
Other assets	2,878	951	518	10,214	—	14,561
Investments in subsidiaries	537,676	242,339	437,581	—	(1,217,596)	—

Total assets	$541,196	$513,475	$498,722	$344,650	$(1,217,596)	$680,447

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$—	$—	$—	$3,258	$—	$3,258
Accounts payable	—	1,998	972	12,510	—	15,480
Accrued expenses	215	3,629	6,657	14,903	—	25,404
Accrued interest	2,056	—	—	96	—	2,152
Foreign taxes payable	—	4,627	—	—	—	4,627
Income taxes payable	—	863	73	411	—	1,347

Total current liabilities	2,271	11,117	7,702	31,178	—	52,268
Long-term debt	108,800	—	—	7,287	—	116,087
Foreign taxes payable	—	64,777	—	—	—	64,777
Deferred income taxes	—	—	—	—	—	—
Other liabilities	—	—	873	3,439	—	4,312

Total liabilities	111,071	75,894	8,575	41,904	—	237,444

Commitments and contingencies
Total equity	430,125	437,581	490,147	302,746	(1,217,596)	443,003

Total liabilities and equity	$541,196	$513,475	$498,722	$344,650	$(1,217,596)	$680,447

CONDENSED CONSOLIDATING BALANCE SHEET
YEAR ENDING DECEMBER 31, 2007 — (Continued)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors	Adjustments(3)	Trico Supply Group

ASSETS
Current assets:
Cash and cash equivalents	$82,585	$37,591	$(1)	$120,175
Restricted cash	—	1,152	—	1,152
Accounts receivable, net	23,455	3,894	—	27,349
Prepaid expenses and other current assets	1,382	491	—	1,873

Total current assets	107,422	43,128	(1)	150,549
Net property and equipment, net	165,034	217,018	—	382,052
Intercompany receivables (debt and other payables)	(2,271)	(199,523)	(33,767)	(235,561)
Other assets	951	518		1,469
Investments in subsidiaries	242,339	437,581	(679,920)	—

Total assets	$513,475	$498,722	$(713,688)	$298,509

LIABILITIES AND EQUITY
Current liabilities:
Short-term and current maturities of long-term debt	$—	$—	$—	$—
Accounts payable	1,998	972	—	2,970
Accrued expenses	3,629	6,657	—	10,286
Foreign taxes payable	4,627	—	—	4,627
Income taxes payable	863	73	—	936

Total current liabilities	11,117	7,702	—	18,819
Foreign taxes payable	64,777	—	—	64,777
Other liabilities	—	873	—	873

Total liabilities	75,894	8,575	—	84,469

Commitments and contingencies
Total equity	437,581	490,147	(713,688)	214,040

Total liabilities and equity	$513,475	$498,722	$(713,688)	$298,509

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent that are not providing guarantees.

(3)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and investment in subsidiary balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
YEAR ENDING DECEMBER 31, 2008

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands,)

Revenues	$—	$124,037	$321,182	$141,096	$(30,184)	$556,131
Operating expenses:
Direct operating expenses	—	80,255	251,906	81,917	(30,184)	383,894
General and administrative	5,588	1,192	30,364	31,041	—	68,185
Depreciation and amortization	—	13,969	32,982	14,481	—	61,432
Impairments	—	—	172,840	—	—	172,840
(Gain) loss on sales of assets	—	636	(567)	(2,744)	—	(2,675)

Total operating expenses	5,588	96,052	487,525	124,695	(30,184)	683,676
Operating income (loss)	(5,588)	27,985	(166,343)	16,401	—	(127,545)
Interest expense, net of amounts capitalized	(30,115)	(22,463)	(10,314)	(14,565)	41,620	(35,836)
Interest income	13,189	3,195	9,300	25,811	(41,620)	9,875
Unrealized gain (loss) on mark-to-market of embedded derivative	52,653	—	—	—	—	52,653
Gain on conversions of debt	9,008	—	—	—	—	9,008
Other income (expense), net	299	(13,580)	11,219	464	—	(1,597)
Equity income (loss) in investees, net of tax	(134,925)	7,021	4,155	—	123,748	—

Income (loss) before income taxes	(95,479)	2,159	(151,982)	28,112	123,748	(93,442)
Income tax expense (benefit)	18,177	(709)	(13,857)	9,811	—	13,422

Net income (loss)	(113,656)	2,868	(138,125)	18,301	123,748	(106,864)
Less: Net (income) loss attributable to noncontrolling interest(3)	—	—	8	(6,799)		(6,791)

Net income (loss) attributable to the respective entity	$(113,656)	$2,868	$(138,117)	$11,502	$123,748	$(113,655)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors	Adjustments(4)	Trico Supply Group

Revenues	$124,037	$321,182	$—	$445,219
Operating expenses:
Direct operating expenses	80,255	251,906	—	332,161
General and administrative	1,192	30,364	(13)	31,543
Depreciation and amortization	13,969	32,982	—	46,951
Impairments	—	172,840	—	172,840
Gain on sales of assets	636	(567)	—	69

Total operating expenses	96,052	487,525	(13)	583,564
Operating income (loss)	27,985	(166,343)	13	(138,345)
Interest expense, net of amounts capitalized	(22,463)	(10,314)	—	(32,776)
Interest income	3,195	9,300	(1,875)	10,620
Other income (expense), net	(13,580)	11,219	—	(2,361)
Equity income (loss) in investees, net of tax	7,021	4,155	(11,176)	—

Income (loss) before income taxes	2,159	(151,982)	(13,038)	(162,862)
Income tax expense (benefit)	(709)	(13,857)	—	(14,566)

Net income (loss)	2,868	(138,125)	(13,038)	(148,296)
Less: Net (income) attributable to noncontrolling interest	—	8	—	8

Net income (loss) attributable to Trico Supply Group	$2,868	$(138,117)	$(13,038)	$(148,288)

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

(3)	Non-Guarantor Subsidiaries include a noncontrolling interest in Eastern Marine Services Limited (EMSL).

(4)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and equity income (loss) balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
YEAR ENDING DECEMBER 31, 2007

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Revenues	$—	$133,993	$8,846	$116,593	$(3,324)	$256,108
Operating expenses:
Direct operating expenses	—	58,284	2,864	69,304	(3,324)	127,128
General and administrative	4,565	6,665	791	28,739	—	40,760
Depreciation and amortization	—	11,606	275	12,490	—	24,371
Impairments	—	—	—	116	—	116
Gain on sales of assets	—	—	20	(2,917)	—	(2,897)

Total operating expenses	4,565	76,555	3,950	107,732	(3,324)	189,478
Operating income (loss)	(4,565)	57,438	4,896	8,861	—	66,630
Interest expense, net of amounts capitalized	(8,971)	(87)	(1,244)	984	1,750	(7,568)
Interest income	44	2,666	2,643	10,529	(1,750)	14,132
Other income (expense), net	(68)	(3,303)	722	(996)	—	(3,646)
Equity income (loss) in investees, net of tax	71,219	(282)	55,757	—	(126,694)	—

Income (loss) before income taxes	57,659	56,432	62,774	19,378	(126,694)	69,548
Income tax expense (benefit)	(2,513)	958	(1,326)	14,689	—	11,808

Net income (loss)	60,172	55,474	64,100	4,689	(126,694)	57,740
Less: Net (income) loss attributable to noncontrolling interest(3)	—	—	—	2,432	—	2,432

Net income (loss) attributable to the respective entity	$60,172	$55,474	$64,100	$7,121	$(126,694)	$60,172

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors	Adjustments(4)	Trico Supply Group

Revenues	$133,993	$8,846	$—	$142,839
Operating expenses:
Direct operating expenses	58,284	2,864	—	61,148
General and administrative	6,665	791	(21)	7,435
Depreciation and amortization	11,606	275	—	11,881
Gain on sales of assets	—	20	—	20

Total operating expenses	76,555	3,950	(21)	80,484
Operating income (loss)	57,438	4,896	21	62,355
Interest expense, net of amounts capitalized	(87)	(1,244)	—	(1,331)
Interest income	2,666	2,643	(1,741)	3,568
Other income (expense), net	(3,303)	722	—	(2,581)
Equity income (loss) in investees, net of tax	(282)	55,757	(55,475)	—

Income (loss) before income taxes	56,432	62,774	(57,195)	62,011
Income tax expense (benefit)	958	(1,326)	—	(368)

Net income (loss) attributable to the Trico Supply Group	$55,474	$64,100	$(57,195)	$62,379

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

(3)	Non-Guarantor Subsidiaries include a noncontrolling interest in EMSL.

(4)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and equity income (loss) balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
YEAR ENDING DECEMBER 31, 2006

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Revenues	$—	$107,312	$15,063	$133,220	$(6,878)	$248,717
Operating expenses:
Direct operating expenses	297	45,485	1,446	59,753	—	106,981
General and administrative	2,598	6,982	6,266	18,134	(6,878)	27,102
Depreciation and amortization	—	11,954	137	12,907	—	24,998
Impairments	—	—	—	2,580	—	2,580
Gain on sales of assets	—	—	—	(1,334)	—	(1,334)

Total operating expenses	2,895	64,421	7,849	92,040	(6,878)	160,327
Operating income (loss)	(2,895)	42,891	7,214	41,180	—	88,390
Interest expense, net of amounts capitalized	—	(733)	4	(557)	—	(1,286)
Interest income	142	1,333	101	2,622	—	4,198
Other income (expense), net	(31)	(686)	202	(325)	—	(840)
Equity income (loss) in investees, net of tax	59,550	—	31,863	—	(91,413)	—

Income (loss) before income taxes	56,766	42,805	39,384	42,920	(91,413)	90,462
Income tax expense (benefit)	(1,958)	10,941	2,346	22,394	—	33,723

Net income (loss)	58,724	31,864	37,038	20,526	(91,413)	56,739
Less: Net (income) loss attributable to noncontrolling interest(3)	—	—	—	1,985	—	1,985

Net income (loss) attributable to the respective entity	$58,724	$31,864	$37,038	$22,511	$(91,413)	$58,724

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors	Adjustments(4)	Trico Supply Group

Revenues	$107,312	$15,063	$—	$122,375
Operating expenses:
Direct operating expenses	45,485	1,446	—	46,931
General and administrative	6,982	6,266	—	13,248
Depreciation and amortization	11,954	137	—	12,091

Total operating expenses	64,421	7,849	—	72,270
Operating income (loss)	42,891	7,214	—	50,105
Interest expense, net of amounts capitalized	(733)	4	—	(729)
Interest income	1,333	101	(18)	1,416
Other income (expense), net	(686)	202	—	(484)
Equity income (loss) in investees, net of tax	—	31,863	(31,863)	—

Income (loss) before income taxes	42,805	39,384	(31,881)	50,308
Income tax expense (benefit)	10,941	2,346	—	13,287

Net income (loss) attributable to the Trico Supply Group	$31,864	$37,038	$(31,881)	$37,021

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

(3)	Non-Guarantor Subsidiaries include a noncontrolling interest in EMSL.

(4)	Adjustments include Trico Marine Cayman L.P. and Trico Holdco, LLC that are not part of the Trico Supply Group and equity income (loss) balances between Issuer and Subsidiary Guarantors.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDING DECEMBER 31, 2008

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Net cash provided by operating activities	(13,128)	27,957	16,138	48,971	—	79,938
Cash flows from investing activities:
Acquisition of Active Subsea, net of acquired cash	—	—	—	—	—	—
Acquisition of DeepOcean, net of acquired cash	—	(643,413)	137,320	—	—	(506,093)
Purchases of property and equipment	—	(3,130)	(71,635)	(32,713)	—	(107,478)
Proceeds from sales of assets	—	—	—	7,110	—	7,110
Return of equity investment in investee	46,826	—	—	—	(46,826)	—
Settlement of hedge instrument	—	—	8,150	—	—	8,150
Decrease (increase) in restricted cash	—	—	(1,088)	6,522	—	5,434

Net cash provided by (used in) investing activities	46,826	(646,543)	72,747	(19,081)	(46,826)	(592,877)

Cash flows from financing activities:
Net proceeds from exercises of warrants and options	$11,962	$—	$—	$—	$—	$11,962
Proceeds from issuance of senior convertible debentures	300,000	—	—	—	—	300,000
Proceeds (repayments) from debt, net	46,459	218,323	(57,759)	(3,259)	—	203,764
Borrowings (repayments) on debt between subsidiaries, net	(330,643)	324,123	(9,600)	16,120	—	—
Capital contributions	(49,439)	26,098	—	23,341		—
Dividend to parent	—	—	—	(46,826)	46,826	—
Contribution from noncontrolling interest	—	—	3,519	—	—	3,519
Debt issuance costs	(12,037)	(3,654)	(531)	(427)	—	(16,649)

Net cash provided by (used in) financing activities	(33,698)	564,890	(64,371)	(11,051)	46,826	502,596

Effect of exchange rate changes on cash and cash equivalents	—	(12,534)	(13,973)	—	—	(26,507)
Net increase (decrease) in cash and cash equivalents	—	(66,230)	10,541	18,839	—	(36,850)
Cash and cash equivalents at beginning of year	—	82,585	37,591	11,287	—	131,463

Cash and cash equivalents at end of year	$—	$16,355	$48,132	$30,126	$—	$94,613

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDING DECEMBER 31, 2008 — (Continued)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors(1)	Trico Supply Group

Net cash provided by operating activities	$27,957	$16,138	$44,095
Cash flows from investing activities:
Acquisition of Active Subsea, net of acquired cash	—	—	—
Acquisition of DeepOcean, net of acquired cash	(643,413)	137,320	(506,093)
Purchases of property and equipment	(3,130)	(71,635)	(74,765)
Sale of hedge instrument	—	8,150	8,150
Decrease (increase) in restricted cash	—	(1,088)	(1,088)

Net cash provided by (used in) investing activities	(646,543)	72,747	(573,796)

Cash flows from financing activities:
Proceeds (repayments) from debt	218,323	(57,759)	160,564
Borrowings (repayments) on debt between subsidiaries, net	324,123	(9,600)	314,523
Capital contributions	26,098	—	26,098
Contribution from noncontrolling interest	—	3,519	3,519
Debt issuance costs	(3,654)	(531)	(4,185)

Net cash provided by (used in) financing activities	564,890	(64,371)	500,519

Effect of exchange rate changes on cash and cash equivalents	(12,534)	(13,973)	(26,507)
Net increase (decrease) in cash and cash equivalents	(66,230)	10,541	(55,689)
Cash and cash equivalents at beginning of year	82,585	37,591	120,176

Cash and cash equivalents at end of year	$16,355	$48,132	$64,487

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDING DECEMBER 31, 2007

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Net cash provided by operating activities	$12,312	$58,545	$12,588	$48,610	$(19,579)	$112,476
Cash flows from investing activities:
Acquisition of Active Subsea, net of acquired cash	—	—	(220,443)	—	—	(220,443)
Acquisition of DeepOcean, net of acquired cash	—	—	—	—	—	—
Purchases of property and equipment	—	(4,906)	(461)	(20,696)	—	(26,063)
Proceeds from sales of assets	—	—	—	4,649	—	4,649
Purchases of available-for-sale securities	—	—	—	(184,815)	—	(184,815)
Settlements of available-for-sale securities	—	—	—	187,290	—	187,290
Decrease (increase) in restricted cash	—	—	(321)	4,434	—	4,113

Net cash used in investing activities	—	(4,906)	(221,225)	(9,138)	—	(235,269)

Cash flows from financing activities:
Purchases of treasury stock	(17,604)	—	—	—	—	(17,604)
Net proceeds from exercises of warrants and options	2,027	—	—	—	—	2,027
Proceeds from issuance of senior convertible debentures	150,000	—	—	—	—	150,000
Proceeds (repayments) from debt, net	—	—	—	742	—	742
Borrowings (repayments) on debt between subsidiaries, net	—	—	194,200	(194,200)	—	—
Capital contributions	(141,931)		10,077	131,854	—	—
Dividend to parent	—	—	—	(19,579)	19,579	—
Debt issuance costs	(4,804)	—	—	—	—	(4,804)

Net cash provided by (used in) financing activities	(12,312)	—	204,277	(81,183)	19,579	130,361

Effect of exchange rate changes on cash and cash equivalents	—	8,248	1,474	—	—	9,722
Net increase (decrease) in cash and cash equivalents	—	61,887	(2,886)	(41,711)	—	17,290
Cash and cash equivalents at beginning of year	—	20,698	40,477	52,998	—	114,173

Cash and cash equivalents at end of year	$—	$82,585	$37,591	$11,287	$—	$131,463

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDING DECEMBER 31, 2007 — (Continued)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors(1)	Trico Supply Group

Net cash provided by operating activities	$58,545	$12,588	$71,133
Cash flows from investing activities:
Acquisition of Active Subsea, net of acquired cash	—	(220,443)	(220,443)
Acquisition of DeepOcean, net of acquired cash	—	—	—
Purchases of property and equipment	(4,906)	(461)	(5,367)
Decrease (increase) in restricted cash	—	(321)	(321)

Net cash used in investing activities	(4,906)	(221,225)	(226,131)

Cash flows from financing activities:
Borrowings (Repayments) on debt between subs, net	—	194,200	194,200
Capital contributions	—	10,077	10,077

Net cash provided by (used in) financing activities	—	204,277	204,277

Effect of exchange rate changes on cash and cash equivalents	8,248	1,474	9,722
Net increase (decrease) in cash and cash equivalents	61,887	(2,886)	59,001
Cash and cash equivalents at beginning of year	20,698	40,477	61,175

Cash and cash equivalents at end of year	$82,585	$37,591	$120,176

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDING DECEMBER 31, 2006

						Consolidated
	Parent Guarantor					(Trico Marine
	(Trico Marine	Issuer	Subsidiary	Non-Guarantor		Services, Inc. and
	Services, Inc.)	(Trico Shipping AS)	Guarantors(1)	Subsidiaries(2)	Eliminations	Subsidiaries)
	(In thousands)

Net cash provided by operating activities	$17,223	$(9,338)	$58,020	$54,043	$(18,217)	$101,731
Cash flows from investing activities:
Purchases of property and equipment	—	(6,198)	(112)	(35,487)	22,325	(19,472)
Proceeds from sales of assets	—	22,325	—	3,402	(22,325)	3,402
Increase in available-for-sale securities	—	—	—	(2,475)	—	(2,475)
Return of equity investment in investee	5,118	—	—	—	(5,118)	—
Capital contribution	(23,335)	23,335	—	—	—	—
Decrease (increase) in restricted cash	—	—	(92)	(4,590)	—	(4,682)

Net cash provided by (used in) investing activities	(18,217)	39,462	(204)	(39,150)	(5,118)	(23,227)

Cash flows from financing activities:
Net proceeds from exercises of warrants and options	994	—	—	—	—	994
Proceeds from issuance of debt	—	15,878	—	—	—	15,878
Proceeds (repayments) on revolving credit facilities, net	—	(32,433)	(19,100)	(2,508)	—	(54,041)
Contribution from noncontrolling interest	—	—	—	20,910	—	20,910
Dividend to parent	—	—	—	(23,335)	23,335	—
Debt issuance costs	—	—	—	(2)	—	(2)

Net cash provided by (used in) financing activities	994	(16,555)	(19,100)	(4,935)	23,335	(16,261)

Effect of exchange rate changes on cash and cash equivalents	—	652	60	—	—	712
Net increase (decrease) in cash and cash equivalents	—	14,221	38,776	9,958	—	62,955
Cash and cash equivalents at beginning of year	—	6,478	1,701	43,039	—	51,218

Cash and cash equivalents at end of year	$—	$20,699	$40,477	$52,997	$—	$114,173

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDING DECEMBER 31, 2006 — (Continued)

	Issuer	Subsidiary
	(Trico Shipping AS)	Guarantors(1)	Trico Supply Group

Net cash provided by operating activities	$(9,338)	$58,020	$48,682
Cash flows from investing activities:
Purchases of property and equipment	(6,198)	(112)	(6,310)
Proceeds from sales of assets	22,325	—	22,325
Capital contribution	23,335	—	23,335
Decrease (increase) in restricted cash	—	(92)	(92)

Net cash provided by (used in) investing activities	39,462	(204)	39,258

Cash flows from financing activities:
Proceeds from issuance of debt	15,878	—	15,878
Borrowings (repayments) on revolving credit facilities, net	(32,433)	(19,100)	(51,533)

Net cash provided by (used in) financing activities	(16,555)	(19,100)	(35,655)

Effect of exchange rate changes on cash and cash equivalents	652	60	712
Net increase (decrease) in cash and cash equivalents	14,221	38,776	52,997
Cash and cash equivalents at beginning of year	6,478	1,701	8,179

Cash and cash equivalents at end of year	$20,699	$40,477	$61,176

(1)	All subsidiaries of the Parent Guarantor that are providing guarantees, including Trico Holdco, LLC, Trico Marine Cayman L.P., Trico Supply AS and all subsidiaries of Trico Supply AS (other than the Issuer).

(2)	All subsidiaries of the Parent Guarantor that are not providing guarantees.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts
For the Years Ended December 31, 2008, 2007 and 2006

		Charged	Charged
	Balance at	(Credited)	(Credited)		Balance at
	Beginning	to Costs and	to Other	Recoveries	End of
Description	of Period	Expenses	Accounts	(Deductions)	Period
	Successor Company
	(In thousands)

2008
Valuation allowance on deferred tax assets:	$17,242	$12,180	$(9,564)	$(489)	$19,369
Allowance for doubtful accounts — trade	$1,259	$1,858	$(159)	$(705)	$2,253
Allowance for doubtful accounts — non — trade	$—	$—	$—	$—	$—
2007
Valuation allowance on deferred tax assets:	$36,699	$3,602	$(23,788)	$729	$17,242
Allowance for doubtful accounts — trade	$1,846	$78	$658	$(1,323)	$1,259
Allowance for doubtful accounts — non — trade	$618	$—	$(618)	$—	$—
2006
Valuation allowance on deferred tax assets:	$43,824	$—	$(16,442)	$9,317	$36,699
Allowance for doubtful accounts — trade	$1,396	$616	$25	$(191)	$1,846
Allowance for doubtful accounts — non — trade	$—	$618	$—	$—	$618

The above information reflects the retrospective application of FSB APB 14-1.